Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215833

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
3.60% Senior Notes due 2021	$500,000,000	99.971%	$499,855,000	$60,582.43
3.85% Senior Notes due 2024	$500,000,000	99.928%	$499,640,000	$60,556.37
4.25% Senior Notes due 2028	$500,000,000	99.599%	$497,995,000	$60,356.99

(1)	Pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 24, 2018)

$1,500,000,000

CenterPoint Energy, Inc.

$500,000,000 3.60% Senior Notes due 2021

$500,000,000 3.85% Senior Notes due 2024

$500,000,000 4.25% Senior Notes due 2028

This is an offering of $500,000,000 aggregate principal amount of 3.60% Senior Notes due 2021 (the “2021 notes”), $500,000,000 aggregate principal amount of 3.85% Senior Notes due 2024 (the “2024 notes”) and $500,000,000 aggregate principal amount of 4.25% Senior Notes due 2028 (the “2028 notes” and, together with the 2021 notes and the 2024 notes, the “notes”). The 2021 notes will bear interest at a rate of 3.60% per year from, and including, the date of issuance and will mature on November 1, 2021. The 2024 notes will bear interest at a rate of 3.85% per year from, and including, the date of issuance and will mature on February 1, 2024. The 2028 notes will bear interest at a rate of 4.25% per year from, and including, the date of issuance and will mature on November 1, 2028. We will pay interest on the 2021 and 2028 notes on May 1 and November 1 of each year, beginning on May 1, 2019. We will pay interest on the 2024 notes on February 1 and August 1 of each year beginning on February 1, 2019. The notes are subject to optional redemption prior to maturity at the applicable redemption prices described under the caption “Description of the Notes — Optional Redemption.”

We intend to use the net proceeds from this offering to fund a portion of the Merger Consideration (as defined herein) for our proposed merger with Vectren Corporation (the “Vectren Merger”) as described herein under the heading “Summary Information — Recent Developments — Proposed Merger with Vectren” and to pay related fees and expenses. However, the completion of this offering is not contingent upon the completion of the Vectren Merger. If we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement (as defined herein) is terminated, we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption as described under the caption “Description of the Notes — Special Mandatory Redemption.” The notes may also be redeemed at our option, in whole but not in part at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. See “Description of the Notes — Special Optional Redemption.”

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2021 Note	Total	Per 2024 Note	Total	Per 2028 Note	Total
Public Offering Price(1)	99.971%	$499,855,000	99.928%	$499,640,000	99.599%	$497,995,000
Underwriting Discount	0.450%	$2,250,000	0.600%	$3,000,000	0.650%	$3,250,000
Proceeds, before expenses, to CenterPoint Energy, Inc.	99.521%	$497,605,000	99.328%	$496,640,000	98.949%	$494,745,000

(1)	Plus accrued interest from October 5, 2018, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and for the accounts of its participants, including, Clearstream Banking, société anonyme and Euroclear S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about October 5, 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC		Morgan Stanley
Mizuho Securities	MUFG	RBC Capital Markets

PNC Capital Markets LLC	Regions Securities LLC	TD Securities	US Bancorp

Senior Co-Managers

BNY Mellon Capital Markets, LLC	Comerica Securities

Co-Managers

Guggenheim Securities	Loop Capital Markets

Prospectus Supplement dated October 3, 2018

This document consists of two parts, which should be read together. The first part is this prospectus supplement, which describes the specific terms of the notes, the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read this prospectus supplement and the accompanying prospectus together with any written communication prepared by us or on our behalf in connection with this offering together with the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted. The information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our businesses, financial condition, results of operations and prospects may have changed since these respective dates.

Any information contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation By Reference” in this prospectus supplement.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, security registrar and paying agent, has not participated in the preparation of this prospectus supplement or the accompanying prospectus and assumes no responsibility for its content.

S-i

Prospectus Supplement

Prospectus

S-ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” The terms “CenterPoint Energy,” “we,” “our,” and “us” refer to CenterPoint Energy, Inc. and its subsidiaries, unless the context indicates otherwise.

CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution and natural gas distribution facilities, supply natural gas to commercial and industrial customers and electric and natural gas utilities as described below. As of the date of this prospectus supplement, our indirect, wholly-owned subsidiaries include:

CenterPoint Energy Houston Electric, LLC (“Houston Electric”), which engages in the electric transmission and distribution business in the Texas Gulf Coast area that includes the city of Houston; and

CenterPoint Energy Resources Corp. (“CERC Corp.”), which (i) owns and operates natural gas distribution systems in six states and (ii) obtains and offers competitive variable and fixed-price physical natural gas supplies and services primarily to commercial and industrial customers and electric and natural gas utilities in 33 states through its wholly-owned subsidiary, CenterPoint Energy Services, Inc.

As of the date of this prospectus supplement, we also owned an aggregate of 14,520,000 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units (“ENBL Series A Preferred Units”), representing limited partner interests in Enable Midstream Partners, LP (“Enable”), which owns, operates and develops natural gas and crude oil infrastructure assets. As of the date of this prospectus supplement, CenterPoint Energy Midstream, Inc., our direct wholly-owned subsidiary, owned approximately 54.0% of the common units representing limited partner interests in Enable and also owned a 50% management interest and 40% economic interest in Enable’s general partner, Enable GP, LLC.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: 713-207-1111).

RECENT DEVELOPMENTS

Proposed Merger with Vectren

On April 21, 2018, CenterPoint Energy entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among CenterPoint Energy, Vectren Corporation, an Indiana corporation (“Vectren”), and Pacer Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of CenterPoint Energy (“Merger Sub”). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Vectren (the “Vectren Merger”), with Vectren continuing as the surviving corporation in the Vectren Merger and becoming a wholly owned subsidiary of CenterPoint Energy.

On and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Vectren Merger (the “Effective Time”), each share of common stock, no par value, of Vectren (“Vectren common stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $72.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, each stock unit payable in Vectren common stock or whose value is determined with reference to the value of Vectren common stock, whether vested or unvested, will be cancelled at the Effective Time with cash consideration paid therefor in accordance with the terms of the Merger Agreement. No dissenters’ rights of appraisal in connection with the Vectren Merger are available to holders of Vectren common stock pursuant to the Indiana Business Corporation Law.

Vectren, CenterPoint Energy and Merger Sub each have made various representations, warranties and covenants in the Merger Agreement. Among other things, Vectren has agreed, subject to certain exceptions, to conduct its businesses in the ordinary course, consistent with past practice, from the date of the Merger Agreement until the Effective Time, and not to take certain actions prior to the closing of the Vectren Merger without the approval of CenterPoint Energy. Vectren has made certain additional customary covenants, including, subject to certain exceptions: (1) to cause a meeting of Vectren’s shareholders to be held to consider approval of the Merger Agreement, (2) not to solicit proposals relating to alternative business combination transactions and not to participate in discussions concerning, or furnish information in connection with, alternative business combination transactions and (3) not to withdraw its recommendation to Vectren’s shareholders regarding the Vectren Merger. In addition, subject to the terms of the Merger Agreement, Vectren, CenterPoint Energy and Merger Sub are required to use reasonable best efforts to obtain all required regulatory approvals, which will include clearance under federal antitrust laws and certain approvals by federal and state regulatory bodies, subject to certain exceptions, including that such efforts not result in a “Burdensome Condition” (as defined in the Merger Agreement). Furthermore, CenterPoint Energy has agreed to use its reasonable best efforts to obtain the financing contemplated by the commitment letter relating to the Bridge Facility (as defined below), as described in “— Vectren Merger Financing.”

Consummation of the Vectren Merger is subject to various conditions, including: (1) approval of the shareholders of Vectren, (2) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (3) receipt of all required regulatory and statutory approvals without the imposition of a “Burdensome Condition,” (4) absence of any law or order prohibiting the consummation of the Vectren Merger and (5) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party’s representations and warranties, (b) each party’s compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to Vectren and its subsidiaries.

On August 28, 2018, shareholders of Vectren, during a special shareholders’ meeting, approved the Merger Agreement and the transactions contemplated thereby, including the Vectren Merger, as well as a nonbinding, advisory proposal on compensation that will or may become payable by Vectren to its named executive officers in connection with the Vectren Merger.

On June 15, 2018, CenterPoint Energy and Vectren submitted their filings with the Federal Energy Regulatory Commission and initiated informational proceedings with regulators in Indiana and Ohio. The filing with the Federal Energy Regulatory Commission remains pending and no parties have intervened in the proceeding as of the date of this prospectus supplement. A hearing with regulators in Indiana is scheduled to be held on October 17, 2018. A hearing before the Public Utilities Commission of Ohio is not expected. On June 18, 2018, CenterPoint Energy and Vectren filed notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission (“FTC”) as required by the Hart-Scott-Rodino Act. On June 20, 2018, CenterPoint Energy and Vectren submitted their filings with the Federal Communications Commission (“FCC”). On June 26, 2018, CenterPoint Energy and Vectren received notice from the FTC granting early termination of the waiting period under the Hart-Scott-Rodino Act in connection with the Vectren Merger. On July 24, 2018, CenterPoint Energy and Vectren learned that the FCC had completed their review and approved the proposed transfer of certain licenses in connection with the Vectren Merger.

The Merger Agreement contains certain termination rights for both CenterPoint Energy and Vectren, including if the Vectren Merger is not consummated by April 21, 2019 (subject to extension for an additional six months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of CenterPoint Energy and Vectren, and provides that, upon termination of the Merger Agreement under certain specified circumstances, CenterPoint Energy would be required to pay a termination fee of $210 million to Vectren, and under other specified circumstances Vectren would be required to pay CenterPoint Energy a termination fee of $150 million.

Strategic Rationale of the Vectren Merger

Growth. We believe that the Vectren Merger will result in (1) more rate-regulated investment, (2) more customers for existing products and services, and (3) additional products and services for existing customers.

Complementary Capabilities. We believe that combining CenterPoint’s and Vectren’s utilities through the Vectren Merger positions us as a customer-centric, technology-focused, energy delivery company of the future.

Reduces Business Risk. We believe that the Vectren Merger will increase geographic and business diversity as well as scale in attractive jurisdictions and economies and create opportunities for operating efficiencies and potentially lower cost of capital. We also believe that the Vectren Merger will result in an increased percentage of utility earnings and provide for enhanced certainty of consolidated earnings and cash flows.

Bridge Facility Commitment Letter and Revolving Credit Facility

On April 21, 2018, and in connection with the Merger Agreement, we entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“Goldman Sachs”) and Morgan Stanley Senior Funding, Inc. (together with Goldman Sachs, the “Initial Lenders”). Pursuant to the Commitment Letter and subject to the conditions set forth therein, the Initial Lenders (together with a syndicate of lenders) have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $5.0 billion (the “Bridge Facility”) to provide flexibility for the timing of the long-term acquisition financing and to fund, in part, amounts payable by us in connection with the Vectren Merger. The Bridge Facility bears interest at an annual rate equal to LIBOR plus a margin ranging from 1.0% to 2.0%, depending on our credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Vectren Merger. Assuming we are able to issue a sufficient amount of the notes, we intend to terminate all remaining commitments under the Bridge Facility promptly following the issuance of the notes.

In May 2018, we entered into an amendment to our CenterPoint Energy, Inc. revolving credit facility (as so amended, the “Revolving Credit Facility”) that will increase the aggregate commitments from $1.70 billion to $3.30 billion, effective upon the earlier of (i) the termination of all commitments by certain lenders to provide the Bridge Facility and (ii) the payment in full of all obligations (other than contingent obligations) under the Bridge Facility and termination of all commitments to advance additional credit thereunder, and in each case, so long as the Merger Agreement has not been terminated pursuant to the terms thereof without consummation of the Vectren Merger.

Vectren Merger Financing

The Merger Consideration, as well as associated transaction costs, are expected to be approximately $6.0 billion. We intend to finance the Merger Consideration with net proceeds from the Series A Preferred Stock Offering (as defined below), the Depositary Shares Offering (as defined below), the Common Stock Offering (as defined below) and expected net proceeds from the sale of the notes offered hereby and future issuances by us of commercial paper, as well as cash on hand. We do not intend to sell Enable common units to finance the Merger Consideration.

Series A Preferred Stock Offering. On August 22, 2018, we closed a public offering (the “Series A Preferred Stock Offering”) of 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a price to the public of $1,000 per share. The net proceeds from the Series A Preferred Stock Offering were approximately $790 million, after deducting issuance costs and discounts.

Depositary Shares Offering. On October 1, 2018, we closed a public offering (the “Depositary Shares Offering”) of 19,550,000 Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share of our 7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at a price to the public of $50.00 per Depositary Share. The net proceeds from the Depositary Shares Offering were approximately $950 million, after deducting issuance costs and discounts.

Common Stock Offering. On October 1, 2018, we closed a public offering (the “Common Stock Offering”) of 69,633,027 shares of our Common Stock, par value $0.01 per share (the “Common Stock”), at a price to the public of $27.25 per share. The net proceeds from the Common Stock Offering were approximately $1.84 billion, after deducting issuance costs and discounts.

Commercial Paper Issuances. Subsequent to this offering, we intend to finance the remaining portion of the Merger Consideration and associated transaction costs with the net proceeds of issuances of commercial paper, as well as cash on hand.

Because the commercial paper issuances are contemplated to take place in the future, the pro forma financial statements were prepared in accordance with the accounting rules assuming that the Merger Consideration will be financed from drawings under the Revolving Credit Facility, through the proceeds from the Series A Preferred Stock Offering, the Depositary Shares Offering and the Common Stock Offering, and through the proceeds from the notes offered hereby. See “Unaudited Pro Forma Condensed Combined Financial Information.” However, we do not intend to draw on the Revolving Credit Facility but rather intend to fund the Merger Consideration with proceeds received from commercial paper issuances, as well as cash on hand, in addition to the proceeds from the Series A Preferred Stock Offering, the Depositary Shares Offering, the Common Stock Offering and the notes offered hereby, although there is no guarantee that we will be able to consummate the commercial paper issuances as planned or at all. As a result, purchasers of the notes offered hereby should not place undue reliance on the pro forma information included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “— Sources and Uses.”

Transactions Not Contingent. Completion of this offering of the notes is not contingent upon the completion of the Vectren Merger. However, if we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption as described under the caption “Description of the Notes — Special Mandatory Redemption.” The notes may also be redeemed at our option, in whole but not in part at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. See “Description of the Notes — Special Optional Redemption.”

Sources and Uses

The following table sets forth the anticipated sources and uses of funds to pay the Merger Consideration and related fees and expenses and is based on our intention to fund the Merger Consideration with proceeds from the notes offered hereby, the Series A Preferred Stock Offering, the Depositary Shares Offering, the Common Stock Offering, as well as commercial paper issuances and cash on hand. The table assumes that the Vectren Merger, this offering, the Series A Preferred Stock Offering, the Depositary Shares Offering, the Common Stock Offering and the commercial paper issuances are completed simultaneously, although the Series A Preferred Stock Offering, the Depositary Shares Offering and the Common Stock Offering have closed.

The amount of proceeds from the Series A Preferred Stock Offering, the Depositary Shares Offering, and the Common Stock Offering appearing in the following table reflects the actual amount of gross proceeds received from such offering before deducting issuance costs and discounts. All of the other amounts in the following table are assumed and are presented for illustrative and informational purposes only. The information in the following table is based on numerous assumptions and estimates and is subject to other uncertainties, and our actual sources and uses of financing may differ, perhaps substantially, from those reflected in the following table. In addition, the actual amount of proceeds we receive from this offering and the actual amount of fees and expenses (including discounts) payable in connection with this offering may differ, perhaps substantially, from the amounts reflected in the following table and elsewhere in this prospectus supplement. The information below also assumes that we are able to consummate this offering upon favorable terms and, thus, we do not draw on the Bridge Facility or the Revolving Credit Facility. Accordingly, holders of the notes should not place undue reliance on the information in the following table.

Sources of Funds(1)		Uses of Funds(6)
(Dollars in millions)
Assumption of Vectren debt(2)	$2,500	Assumption of Vectren debt(2)	$2,500
Series A Preferred Stock	800	Acquisition of Vectren common shares outstanding	5,982
Depositary Shares(3)	978
Common Stock(3)	1,897
Notes offered hereby	1,500
Commercial paper and cash on hand(4)	807
Bridge Facility and Revolving Credit Facility(5)	—
Total sources of funds	$8,482	Total uses of funds	$8,482

(1)	All dollar amounts in this column are calculated before deducting estimated underwriting discounts and other offering fees or expenses.
(2)	We anticipate that Vectren and its subsidiaries will have approximately $2.50 billion of outstanding short-term and long-term debt as of December 31, 2018.
(3)

Includes the full exercise by the underwriters in the Depositary Shares Offering of their option to purchase additional depositary shares to cover over-allotments and the full exercise by the underwriters in the Common Stock Offering of their option to purchase additional shares of our common stock to cover over-allotments.

(4)

Because the commercial paper issuances are contemplated to take place in the future, the pro forma financial statements were prepared in accordance with the accounting rules assuming that the Merger Consideration will be financed from drawings under the Revolving Credit Facility, through the proceeds from the Series A Preferred Stock Offering, the Depositary Shares Offering, the Common Stock Offering, and through the proceeds from the issuance of the notes offered hereby. See “Unaudited Pro Forma Condensed Combined Financial Information.” However, we do not intend to draw on the Revolving Credit Facility but rather intend to fund the Merger Consideration with proceeds received through the issuance of commercial paper, as well as cash on hand, in addition to the proceeds from the Series A Preferred Stock Offering, the Depositary Shares Offering, the Common Stock Offering, and the issuance of the notes offered hereby, although there is no guarantee that we will be able to consummate the commercial paper issuances as planned or at all. As a result, purchasers of the notes offered hereby should not place undue reliance on the pro forma information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.
(5)	Assuming we are able to issue a sufficient amount of the notes, we intend to terminate all remaining commitments under the Bridge Facility promptly following the issuance of the notes.
(6)

Excludes estimated fees and expenses, including underwriting discounts, commitment fees, legal, accounting and other fees and expenses associated with the completion of the Vectren Merger and the financing transactions.

The Offering

Issuer	CenterPoint Energy, Inc.

Notes Offered	$500,000,000 aggregate principal amount of 3.60% senior notes due 2021

$500,000,000 aggregate principal amount of 3.85% senior notes due 2024

$500,000,000 aggregate principal amount of 4.25% senior notes due 2028

Maturity Date	November 1, 2021 for the 2021 notes

February 1, 2024 for the 2024 notes

November 1, 2028 for the 2028 notes

Interest Payment Dates	For the 2021 notes and the 2028 notes, May 1 and November 1, commencing on May 1, 2019. For the 2024 notes, February 1 and August 1, commencing on February 1, 2019.

Minimum Denominations	The notes will be issued in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The notes will:

•	be our general unsecured obligations;

•	rank equally in right of payment with our other existing and future unsecured and unsubordinated indebtedness; and

•	be structurally subordinated to the liabilities of our subsidiaries.

As of June 30, 2018, we, on a consolidated basis, and excluding subsidiaries issuing transition and system restoration bonds, had approximately $7.5 billion aggregate principal amount of indebtedness outstanding. As of June 30, 2018, we have also entered into the Commitment Letter with a syndicate of lenders providing, subject to customary conditions, for a $5.0 billion, 364-day senior unsecured Bridge Facility to backstop a portion of our obligation to pay the Merger Consideration. We anticipate that Vectren and its subsidiaries will have approximately $2.5 billion of outstanding short-term and long-term debt as of December 31, 2018. Assuming we are able to issue a sufficient amount of the notes, we intend to terminate all remaining commitments under the Bridge Facility promptly following the issuance of the notes. However, upon the termination of such commitments under the Bridge Facility, the aggregate commitments by lenders under our Revolving Credit Facility will increase by an additional $1.6 billion.

Optional Redemption	At any time and from time to time, we may redeem at our option in whole or in part (a) the 2021 notes, (b) the 2024 notes on any date prior to January 1, 2024 (the “2024 Par Call Date”), and (c) the 2028 notes on any date prior to August 1, 2028 (the “2028 Par Call Date”), by paying the greater of (i) 100% of the principal amount to be redeemed and (ii) the applicable “make-whole” amount based on U.S. treasury rates as specified in this prospectus supplement under “Description of the Notes — Optional Redemption” plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time on or after the 2024 Par Call Date or the 2028 Par Call Date, as applicable, we may redeem at our option in whole or in part the 2024 notes or the 2028 notes, respectively, by paying 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. For additional information, please see “Description of the Notes — Optional Redemption” beginning on page S-42 of this prospectus supplement.

Special Mandatory Redemption	Upon the occurrence of a Special Mandatory Redemption Trigger (as defined herein), we will be required to redeem the notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption. See “Description of the Notes — Special Mandatory Redemption.”

Special Optional Redemption	We will have the right to redeem the notes, at our option, in whole but not in part, at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. See “Description of the Notes — Special Optional Redemption.”

Consolidation, Merger and Sale of Assets	The indenture restricts our ability to merge, consolidate or transfer substantially all of our assets. See “Description of Our Debt Securities — Consolidation, Merger and Sale of Assets” on page 10 of the accompanying prospectus.

Lack of Public Market for the Notes	There is no existing market for the notes. We cannot provide any assurance about:

•	the liquidity of any markets that may develop for the notes;

•	your ability to sell the notes; or

•	the prices at which you will be able to sell the notes.

Future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the ratings of the notes; and

•	the market for similar securities.

We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any dealer quotation system.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-11 of this prospectus supplement before deciding whether to invest in the notes.

Governing Law	The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated expenses of the offering payable by us, are expected to be approximately $1.486 billion. We intend to use the net proceeds from this offering, the Series A Preferred Stock Offering, the Depositary Shares Offering and the Common Stock Offering, as well as issuances of commercial paper and cash on hand, to fund the Merger Consideration and to pay related fees and expenses. See “Use of Proceeds.”

This offering is not contingent on completion of the Vectren Merger. However, if we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption as described under the caption “Description of the Notes — Special Mandatory Redemption.” The notes may also be redeemed at our option, in whole but not in part at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. See “Description of the Notes — Special Optional Redemption.” Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to repay commercial paper and other short-term indebtedness that were issued or incurred for general corporate and working capital purposes or invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies. See “Recent Developments — Vectren Merger Financing” and “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank).

RISK FACTORS

In addition to the following information about risks, you should consider carefully the risk factors and risks identified or referenced in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 (the “2nd Quarter 2018 Form 10-Q”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”), together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the notes.

Risks Related to the Notes

A change in our credit ratings or the ratings of the notes could adversely affect the market price of the notes.

On April 24, 2018, Moody’s placed CenterPoint Energy, Inc.’s credit ratings for its senior unsecured debt on negative outlook and S&P placed its long-term ratings on CenterPoint Energy Inc. on CreditWatch with negative implications. Moody’s and S&P indicated that their actions were triggered by the proposed acquisition of Vectren and our expected increased leverage relating to our proposed financing of the Vectren Merger. Moody’s indicated that a one notch downgrade is likely if the Vectren Merger is financed as we have proposed. S&P, however, noted that its ratings action reflected the potential of a one to two notch downgrade. By maintaining our current business risk profile and consummating the Series A Preferred Stock Offering, the Depositary Shares Offering and the Common Stock Offering, we are targeting a BBB or better credit rating upon consummation of the Vectren Merger. A BBB rating would reflect a one notch downgrade from our current credit rating. We cannot guarantee that we will be able to achieve our targeted credit rating. Both agencies also indicated that a downgrade could occur at or before the closing of the Vectren Merger. The negative outlook by Moody’s and S&P, any downgrade of our credit ratings by S&P, Fitch Ratings, Moody’s or any other rating agency, or any additional negative outlook on our credit ratings may adversely affect the market price of our debt securities, Common Stock, the Series A Preferred Stock, the Depositary Shares and the Series B Preferred Stock and could make it more costly for us to issue debt securities, to borrow under our credit facilities and to raise certain other types of financing, including in connection with the Vectren Merger.

Credit ratings reflect only the views of the issuing rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the notes. In addition, credit ratings do not reflect market prices or suitability of a security for a particular investor, and any future credit rating of the notes may not reflect all risks related to us and our business or the structure or market value of the notes.

We cannot assure you that an active trading market will develop for the notes.

Each series of notes will be a new issue of securities for which currently there is no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any dealer quotation system. We cannot assure you that a trading market will develop for the notes. Even if a market for the notes does develop, we cannot assure you that there will be liquidity in that market or that the notes might not trade for less than their original value or face amount. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. This means you may not be able to readily convert your notes into cash, and the notes may not be accepted as collateral for a loan.

Even if a market for the notes develops, trading prices could be higher or lower than the initial offering price. The price of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the notes, independent of our financial performance.

Our existing indebtedness, and any future indebtedness, may adversely affect our future financial and operating flexibility and our ability to service the notes.

As of June 30, 2018, we, on an unconsolidated basis, had approximately $0.6 billion aggregate principal amount of indebtedness outstanding, $0.5 billion of which was unsecured, excluding principal amounts under our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029. Excluding subsidiaries issuing transition and system restoration bonds, as of June 30, 2018, our subsidiaries had approximately $6.10 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $3.30 billion was secured, as well as other liabilities. In addition, we had the ability to borrow an additional $2.3 billion under our credit facilities and commercial paper program, collectively, subject to certain limitations. As of June 30, 2018, we have also entered into the Commitment Letter with a syndicate of lenders providing, subject to customary conditions, for a $5.0 billion, 364-day senior unsecured Bridge Facility to backstop a portion of our obligation to pay the Merger Consideration. Assuming we are able to issue a sufficient amount of the notes, we intend to terminate all remaining commitments under the Bridge Facility promptly following the issuance of the notes. However, upon the termination of such commitments under the Bridge Facility, the aggregate commitments by lenders under our Revolving Credit Facility will increase by an additional $1.6 billion. Our existing indebtedness and the additional debt we may incur in the future for, among other things, working capital, capital expenditures, acquisitions or operating activities may adversely affect our liquidity and, therefore, our ability to make principal and interest payments on the notes.

The indenture governing the notes will permit us to incur additional debt, which would be equal in right of payment to the notes. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt would be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will be structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

Other than the Series A Preferred Units in Enable that we hold directly, we derive all our operating income from, and hold all our assets, including our other interests in Enable, through our subsidiaries. As a result, we will depend on distributions from our subsidiaries and Enable to meet our payment obligations under any debt securities, including the notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be effectively subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. Excluding subsidiaries issuing transition and system restoration bonds, as of June 30, 2018, our subsidiaries had approximately $6.1 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $3.3 billion was secured, as well as other liabilities.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. The indenture does not limit the amount of debt we or our subsidiaries may issue. As a result, we could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. If we incur secured debt, the notes will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes. The indenture does not contain provisions that permit the holders of the notes to require us to redeem or repurchase the notes in the event of a takeover, recapitalization or similar transaction.

CenterPoint Energy expects to incur significant additional indebtedness and has issued a significant amount of preferred stock in connection with the Vectren Merger. As a result, it may be more difficult for CenterPoint Energy to pay or refinance its debts, pay dividends on its preferred stock or take other actions, and CenterPoint Energy may need to divert cash to fund debt service payments or preferred stock dividend payments.

As discussed under “Summary — Recent Developments — Vectren Merger Financing” and “Summary — Recent Developments — Sources and Uses,” CenterPoint Energy expects to incur significant additional indebtedness to finance the Merger Consideration and related transaction costs. The Vectren Merger will constitute a “Change of Control” under the governing documents of approximately $1.30 billion of debt of Vectren subsidiaries. While the Vectren Merger will not result in an event of default under such debt documents nor will it compel holders of such debt to tender their debt, the Vectren subsidiaries will be required to offer to repurchase such debt at par upon the closing of the Vectren Merger. Additionally, CenterPoint Energy has issued Series A Preferred Stock and Series B Preferred Stock to fund a portion of the Merger Consideration. Moreover, CenterPoint Energy plans to fund a significant portion of the Merger Consideration through sales of the notes offered hereby and commercial paper. The increase in CenterPoint Energy’s debt service obligations resulting from this additional indebtedness and preferred stock dividend obligations could have a material adverse effect on the results of operations, financial condition and prospects of the combined company.

CenterPoint Energy’s increased indebtedness and outstanding preferred stock could:

•

make it more difficult or costly for CenterPoint Energy to pay or refinance its debts as they become due or pay dividends to holders of its preferred stock, particularly during adverse economic and industry conditions, because a decrease in revenues or increase in costs could cause cash flow from operations to be insufficient to make scheduled debt service and/or dividend payments;

•

limit CenterPoint Energy’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry sectors in which it operates and, consequently, put CenterPoint Energy at a competitive disadvantage to its competitors that have less debt;

•

require a substantial portion of CenterPoint Energy’s available cash to be used for debt service payments or to pay dividends to holders of its preferred stock, thereby reducing the availability of its cash to fund working capital, capital expenditures, development projects, acquisitions, dividend payments and other general corporate purposes, which could harm CenterPoint Energy’s prospects for growth and the market price of its equity and debt securities, among other things;

•

result in a downgrade in the credit ratings on CenterPoint Energy’s indebtedness (including the notes offered hereby) or the Series A Preferred Stock, which could limit CenterPoint Energy’s ability to borrow additional funds, increase the interest rates under its credit facilities and under any new indebtedness it may incur, and reduce the trading prices of its outstanding debt securities, Series A Preferred Stock and Series B Preferred Stock and related depositary shares;

•	make it more difficult for CenterPoint Energy to raise capital to fund working capital, make capital expenditures, pay dividends, pursue strategic initiatives or for other purposes;

•	result in higher interest expense in the event of increases in interest rates on CenterPoint Energy’s current or future borrowings, including with respect to new commercial paper issuances, subject to variable rates of interest (with the deductibility for U.S. federal income taxes of such interest expense potentially limited by the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017); and

•

require that additional materially adverse terms, conditions or covenants be placed on CenterPoint Energy under its debt instruments, which covenants might include, for example, limitations on additional borrowings and specific restrictions on uses of our assets, as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from its subsidiaries, redeem or repurchase its capital stock or make investments, any of which could hinder CenterPoint Energy’s access to capital markets and limit or delay its ability to carry out its capital expenditure program.

Based on the current and expected results of operations and financial condition of CenterPoint Energy and its subsidiaries and the anticipated financing structure for the Vectren Merger, CenterPoint Energy believes that its cash flow from operations, together with the proceeds from borrowings, issuances of equity and debt securities in the capital markets and distributions from its interests in Enable will generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under CenterPoint Energy’s and its current subsidiaries’ existing credit facilities, indentures and other instruments governing their outstanding indebtedness and under the indebtedness anticipated to be incurred to fund the Merger Consideration. However, CenterPoint Energy’s expectation is subject to numerous estimates, assumptions and uncertainties, and there can be no assurance that CenterPoint Energy will be able to make such payments of principal and interest or repay or refinance such borrowings and obligations when due. Vectren and its subsidiaries will not guarantee any indebtedness of CenterPoint Energy or any of its other subsidiaries, nor will any of them have any obligation to provide funds, whether in the form of dividends, loans or otherwise, to enable CenterPoint Energy to pay dividends on its common stock, the Series A Preferred Stock, the Series B Preferred Stock and related depositary shares or CenterPoint Energy and its other subsidiaries to make required debt service payments. As a result, the Vectren Merger will substantially increase CenterPoint Energy’s debt service obligations without any assurance that CenterPoint Energy will receive any cash from Vectren or any of its subsidiaries to assist CenterPoint Energy in servicing its indebtedness, paying dividends on its common stock, Series A Preferred Stock, Series B Preferred Stock and related depositary shares or meeting its other cash needs.

CenterPoint Energy is committed to maintaining its credit ratings at investment grade. To maintain these credit ratings, CenterPoint Energy may consider it appropriate to reduce the amount of its indebtedness outstanding following the Vectren Merger. CenterPoint Energy may seek to reduce this indebtedness with the proceeds from the issuance of equity securities. However, the ability of CenterPoint Energy to raise additional equity financing after completion of the Vectren Merger will be subject to market conditions and a number of other risks and uncertainties, including whether the results of operations of the combined company meet the expectations of investors and securities analysts. There can be no assurance that CenterPoint Energy will be able to issue additional equity securities after the Vectren Merger on terms that it considers acceptable or at all, or that CenterPoint Energy will be able to reduce the amount of its outstanding indebtedness after the Vectren Merger, should it elect to do so, to a level that permits it to maintain its investment grade credit ratings.

If the proposed Vectren Merger is consummated and this offering results in aggregate net cash proceeds significantly less than contemplated by this prospectus supplement, we may incur a substantially greater amount of debt under the Bridge Facility, the Revolving Credit Facility or our commercial paper program. This additional debt could adversely affect our business, including by restricting our ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to our credit rating.

In connection with the proposed Vectren Merger, we expect to incur up to approximately $2.31 billion of additional indebtedness, and if and to the extent that this offering is completed for less proceeds than anticipated, we would fund any shortfall with borrowings under the Bridge Facility, the Revolving Credit Facility or our

commercial paper program. Our net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the debt, taxes and other factors.

In addition, any borrowings under the Bridge Facility will mature 364 days after they are incurred. We may not be able to refinance borrowings under the Bridge Facility on favorable terms or at all before their maturity. In addition, the interest rate applicable to borrowings under the Bridge Facility will increase at the end of each three-month period after the borrowing date. Accordingly, we may incur additional interest expense if we are unable to refinance borrowings under the Bridge Facility before the interest rate increases take effect.

Our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our credit ratings at any time will reflect each rating organization’s then opinion of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future. Any reduction in our credit ratings may limit our ability to borrow at interest rates consistent with the interest rates that have been available to us prior to the proposed Vectren Merger, and may subject us to additional covenants under our debt instruments. Any impairment of our ability to obtain future financing on favorable terms could have an adverse effect on our ability to refinance the Bridge Facility, if drawn, with the issuance of debt securities and commercial paper or alternatives to the Bridge Facility on terms more favorable than under the Bridge Facility.

This offering is not contingent upon the completion of the Vectren Merger. If we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes and we may not have the financial resources necessary to effect such redemption.

This offering is not contingent upon the completion of the Vectren Merger. Our ability to consummate the Vectren Merger is subject to various conditions, certain of which are beyond our control. The Merger Agreement contains certain provisions permitting its termination under certain circumstances. If we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all outstanding notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption. See “Description of the Notes — Special Mandatory Redemption” in this prospectus supplement. The Notes may also be redeemed at our option, in whole but not in part, at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. If we redeem notes pursuant to the special mandatory redemption or special optional redemption, you may not obtain the return that you expected on your investment in the notes that are so redeemed. In particular, we cannot assure that you will be able reinvest your redemption proceeds in an investment with a return that is as high as the return you would have earned on the notes that we redeemed and that have a similar level of investment risk.

Whether or not the special mandatory redemption is ultimately triggered, the existence of the mandatory redemption provisions may adversely affect the trading prices of the notes that are subject to those provisions until such time, if any, as the Vectren Merger is consummated.

We will not be required to deposit the proceeds from the issuance of the notes into an escrow account pending completion of the Vectren Merger, nor will we be required to grant any security interest in or other lien on those proceeds to secure any mandatory redemption of the notes. If we are required to redeem the notes, whether because the Vectren Merger is not completed by a specified date, the Merger Agreement is terminated or under similar circumstances, our ability to pay the redemption price may be limited by our financial resources at the time and the terms of our debt instruments and other instruments and agreements, and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem any or all of the notes.

Any failure to pay the mandatory redemption price of the notes of any series when due would constitute an event of default with respect to the notes of such series pursuant to the indenture under which those notes are issued and could have a material adverse effect on our business, results of operations and financial condition and the market prices of our securities, including the notes offered hereby.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only and does not purport to represent what the financial position or results of operations of the combined company would have been had the Vectren Merger been completed on the dates assumed for purposes of that pro forma information, nor does it represent the actual financial position or results of operations of the combined company following the Vectren Merger, if consummated.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only, is based on numerous adjustments, assumptions and estimates, is subject to numerous other uncertainties and does not purport to reflect what the combined company’s financial position or results of operations would have been had the Vectren Merger been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the Vectren Merger, if consummated.

For purposes of the unaudited pro forma condensed combined financial information, the estimated Merger Consideration has been preliminarily allocated to the identifiable assets acquired and liabilities assumed based on limited information presently available to estimate fair values. The Merger Consideration will be allocated among the relative fair values of the identifiable assets acquired and liabilities assumed based on their estimated fair values as of the date of the Vectren Merger. The relative fair values of the assets acquired and liabilities assumed are estimates, which are subject to change pending further review. The actual amounts recorded at the completion of the Vectren Merger, if completed, may differ materially from the information presented in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Vectren Merger and the related financings will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus. Any changes in these assumptions would result in a change in the unaudited pro forma condensed combined financial information, which could be material. In addition, because none of the potential methods of financing the Vectren Merger will be contingent upon completion of any of the other, it is possible that one or more of such methods of financing will not be completed. It is also possible that such financings, if completed, will not generate the anticipated amount of net proceeds, which may require us to obtain additional or alternative financing, and we may not be able to obtain additional or alternative financing on terms we consider acceptable, or at all. See “Unaudited Pro Forma Condensed Combined Financial Information” and each of our and Vectren’s consolidated financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our and Vectren’s actual financial positions and results of operations prior to the Vectren Merger and that of the combined company following the Vectren Merger, if consummated, may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and may be affected by a broad range of factors.

Although the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement includes sensitivity analyses that are intended to assist you in quantifying the impact of changes in certain of the assumptions used in preparing such pro forma information, those sensitivity analyses reflect the pro forma impact of only a limited number of those assumptions and therefore do not allow you to quantify the impact of changes in any of the other assumptions made in calculating this pro forma information and changes in certain of those other assumptions may have a material impact on the unaudited pro forma condensed combined financial information. Likewise, the sensitivity analyses we have provided do not necessarily address the impact of all possible changes in the relevant assumptions. We do not intend to provide you with unaudited pro forma condensed combined financial information that reflects the amount, interest rate or any of the other actual terms of this offering.

As a result of the foregoing, purchasers of the notes should not place undue reliance on unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Vectren Merger will significantly increase our goodwill and other intangible assets.

Following the Vectren Merger we will have a significant amount of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects. The impairment of any goodwill and other intangible assets may have negative impact on our consolidated results of operations.

Litigation filed against Vectren and the members of the Vectren board of directors could result in the payment of damages following completion of the Vectren Merger.

In connection with the Vectren Merger, seven purported Vectren shareholders filed separate lawsuits against Vectren and the members of the Vectren board of directors under the federal securities laws in the United States District Court for the Southern District of Indiana challenging the adequacy of the disclosures made in Vectren’s proxy statement in connection with the Vectren Merger. All seven actions allege violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the proxy statement.

The lawsuits seek, among other things, to enjoin the Vectren Merger or, if the Vectren Merger is consummated, to rescind the Vectren Merger or award rescissory damages, and other relief. Vectren and the Vectren director defendants filed a motion to dismiss on August 15, 2018. On August 22, 2018, the court denied the interim lead plaintiffs’ preliminary injunction, which sought to halt the Vectren shareholder vote on the Vectren Merger. Pursuant to a stipulation entered on September 4, 2018, the case may proceed once the lead plaintiff (when appointed) files a consolidated amended complaint.

The outcome of this litigation is uncertain. If a dismissal is not granted or a settlement is not reached, the lawsuits could prevent or delay completion of the Vectren Merger and result in substantial costs to CenterPoint Energy, including any costs associated with indemnification. Additional lawsuits may be filed against Vectren or the directors and officers of Vectren in connection with the Vectren Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Vectren Merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. The ratios are calculated pursuant to the applicable rules of the SEC.

	Six Months Ended June 30,	Year Ended December 31,
	2018(1)	2017	2016	2015	2014(2)	2013(2)
Ratio of earnings to fixed charges	1.69	3.70	2.74	2.67	2.79	2.42

(1)	We do not believe that the ratio for the six-month period is necessarily indicative of the ratio for the twelve-month period due to the seasonal nature of our business.
(2)

Excluded from the computation of fixed charges for the years ended December 31, 2014, and 2013 is interest expense of $3 million and interest income of $6 million respectively, which is included in income tax expense.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts payable by us for this offering, will be approximately $1.486 billion. We intend to use the net proceeds from this offering, the Series A Preferred Stock Offering, the Depositary Shares Offering and the Common Stock Offering, as well as issuances of commercial paper and cash on hand, to fund the Merger Consideration and to pay related fees and expenses. See “Summary — Recent Developments.” However, this offering is not contingent on the completion of the Vectren Merger, and there can be no assurance that the Vectren Merger will be consummated on the terms described herein or at all. If we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes on the Special Mandatory Redemption Date (as defined herein) at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date as described under the caption “Description of the Notes — Special Mandatory Redemption.” The notes may also be redeemed at our option, in whole but not in part at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. See “Description of the Notes — Special Optional Redemption.”

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to repay commercial paper and other short-term indebtedness that were issued or incurred for general corporate and working capital purposes or invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

On June 30, 2018, we had $565 million of commercial paper borrowings, which had a weighted-average maturity of 17 days and a weighted-average interest rate of 2.37%. For information regarding the interest rate and maturity of our other debt, see Note 13 to our Financial Statements in the 2017 Form 10-K as updated by our other filings with the SEC.

CAPITALIZATION

The following table sets forth our consolidated short-term debt and capitalization as of June 30, 2018:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale of 800,000 shares of our Series A Preferred Stock in the Series A Preferred Offering on August 22, 2018, 19,550,000 Depositary Shares in the Depositary Shares Offering on October 1, 2018 and 69,633,027 shares of our Common Stock in the Common Stock Offering on October 1, 2018 (collectively, the “Completed Merger Financings”), but not the use of any proceeds from such offerings; and

•	as further adjusted to give effect to the issuance and sale of the notes, but not the use of proceeds as described under “Use of Proceeds” above.

The following table does not give effect to the issuances of commercial paper or drawing on the Bridge Facility or the Revolving Credit Facility to finance a portion of the Merger Consideration and related fees and expenses.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2017 Form 10-K and the 2nd Quarter 2018 Form 10-Q.

	June 30, 2018

	Actual	As Adjusted For the Completed Merger Financings	As Further Adjusted For this Offering
	(In millions)
Short-Term Debt:
Short-term borrowings	$—	$—	$—
Current portion of Transition and System Restoration Bonds	446	446	446
Indexed Debt, net(1)	26	26	26
Current portion of other long-term debt	50	50	50

Total Short-Term Debt	522	522	522

Long-Term Debt:
Transition and System Restoration Bonds, net	1,193	1,193	1,193
Other, net	6,567	6,567	6,567
Notes offered hereby	—	—	1,500

Total Long-Term Debt, net	7,760	7,760	9,260

Total Debt	8,282	8,282	9,782

Shareholders’ Equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized, none outstanding, actual; 800,000 shares of Series A Preferred Stock outstanding, and 977,500 shares of Series B Preferred Stock outstanding, as adjusted for the Completed Merger Financings	—	1,778	1,778
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 431,547,782 shares outstanding, actual; 501,180,809 shares outstanding, as adjusted for the Completed Merger Financings	4	5	5
Additional paid-in capital	4,215	6,112	6,112
Retained Earnings	513	513	513
Accumulated other comprehensive loss	(62)	(62)	(62)

Total Shareholders’ Equity	4,670	8,346	8,346

Total Capitalization and Short-Term Debt	$12,952	16,628	18,128

(1)

As of June 30, 2018, the outstanding principal amount of 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (“ZENS”) was approximately $828 million and the contingent principal amount was approximately $484 million. Interest is paid quarterly on the principal amount at 2% per year plus a “pass-through” of any dividend on the reference shares of AT&T Inc. and Charter Communications, Inc. common stock. At maturity or upon redemption, holders of ZENS will receive cash equal to the higher of the contingent principal amount or the value of the reference shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Financial Statements (pro forma financial statements) have been derived from the historical consolidated financial statements of CenterPoint Energy, Inc. (CenterPoint Energy) and Vectren Corporation (Vectren). The following pro forma financial statements should be read in conjunction with:

•	the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

the consolidated financial statements of CenterPoint Energy as of and for the year ended December 31, 2017, included in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (SEC) on February 22, 2018;

•

the unaudited consolidated financial statements of CenterPoint Energy as of and for the six months ended June 30, 2018, included in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the SEC on August 3, 2018;

•

the consolidated financial statements of Vectren as of and for the year ended December 31, 2017, attached as Exhibit 99.1 to CenterPoint Energy’s Current Report on Form 8-K filed with the SEC on August 14, 2018; and

•

the unaudited consolidated financial statements of Vectren as of and for the six months ended June 30, 2018, attached as Exhibit 99.2 to CenterPoint Energy’s Current Report on Form 8-K filed with the SEC on August 14, 2018.

On April 21, 2018, CenterPoint Energy entered into an Agreement and Plan of Merger (Merger Agreement), by and among CenterPoint Energy, Vectren and Pacer Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of CenterPoint Energy (Merger Sub). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Vectren (Vectren Merger), with Vectren continuing as the surviving corporation in the Vectren Merger and becoming a wholly-owned subsidiary of CenterPoint Energy.

The Unaudited Pro Forma Condensed Combined Statements of Income (pro forma statements of income) for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the Vectren Merger as if it were completed on January 1, 2017. The Unaudited Pro Forma Condensed Combined Balance Sheet (pro forma balance sheet) as of June 30, 2018, gives effect to the Vectren Merger as if it were completed on June 30, 2018.

The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Vectren Merger, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results following the Vectren Merger.

The Vectren Merger will be accounted for as an acquisition of Vectren common shares by CenterPoint Energy and will follow the acquisition method of accounting for business combinations. The pro forma financial statements reflect an aggregate purchase price of approximately $6.0 billion in cash, based upon the “Merger Consideration” (as defined in the Merger Agreement) of $72.00 per share for each share of common stock of Vectren issued and outstanding immediately prior to close of the Vectren Merger.

CenterPoint Energy has obtained committed financing in the form of a $5.0 billion senior unsecured bridge term loan facility (Bridge Facility) from Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and a syndicate of lenders. CenterPoint Energy intends to terminate all remaining commitments under the Bridge Facility promptly following the planned issuance of unsecured senior notes (Senior Notes Issuance). As a result, these pro forma financial statements assume that CenterPoint Energy will not borrow any amounts under the Bridge Facility. To the extent, however, there were any borrowings under the Bridge Facility, such borrowings would be classified as short-term debt in current liabilities.

For purposes of the pro forma financial statements, CenterPoint Energy has assumed the receipt of gross proceeds from the following transactions (three of which have been completed) to fund, after payment of issuance costs and discounts, the approximately $6 billion gross cash consideration Vectren Merger purchase price (see Note 3 for further details):

•	$800 million from the issuance of CenterPoint Energy’s Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (Series A Preferred Stock) completed on August 22, 2018;

•	$978 million from the issuance of CenterPoint Energy’s 7.00% Series B Mandatory Convertible Preferred Stock (Series B Preferred Stock) completed on October 1, 2018;

•	$1.9 billion from the issuance of CenterPoint Energy common stock (Common Stock) completed on October 1, 2018;

•	$1.5 billion from the planned Senior Notes Issuance; and

•	borrowings of approximately $900 million under the Revolving Credit Facility.

However, in lieu of drawing on the Revolving Credit Facility, CenterPoint Energy anticipates financing that portion of the Vectren Merger reflected above with commercial paper, subject to then current market conditions, as well as with cash on hand. CenterPoint Energy’s financing assumptions for the commercial paper issuances (Remaining Merger Debt Financings) are detailed in the accompanying notes but are not reflected in the pro forma statements of income or pro forma balance sheet.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read with the pro forma financial statements. Because the pro forma financial statements have been prepared based on preliminary estimates, the total amounts recorded at the date of the Vectren Merger may differ materially from the information presented in the pro forma financial statements. These estimates are subject to change pending further review of the assets acquired and liabilities assumed in the Vectren Merger and the final purchase price of the Vectren Merger.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2018

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 4)		CenterPoint Energy Pro Forma
	(In Millions)
Current Assets:
Cash and cash equivalents	$328	$10	$—	(a)	$328
			(10	)(g)
Investment in marketable securities	584	—	—		584
Accounts receivable, net	958	232	—		1,190
Accrued unbilled revenues	207	148	—		355
Natural gas and fuel inventory	152	51	—		203
Materials and supplies	192	53	—		245
Non-trading derivative assets	74	—	—		74
Taxes receivable	39	—	—		39
Prepaid expenses and other current assets	167	53	—		220

Total current assets	2,701	547	(10)		3,238

Property, Plant and Equipment, net	13,397	4,923	—		18,320

Other Assets:
Goodwill	867	293	4,156	(b)	5,316
Regulatory assets	2,067	441	(107	)(d)	2,401
Non-trading derivative assets	46	—	—		46
Investment in unconsolidated affiliate	2,451	2	—		2,453
Preferred units — unconsolidated affiliate	363	—	—		363
Intangible assets	69	30	170	(c)	269
Other	147	60	(18	)(h)	233
			(2	)(j)
			46	(g)

Total other assets	6,010	826	4,245		11,081

Total Assets	$22,108	$6,296	$4,235		$32,639

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (continued)

June 30, 2018

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 4)		CenterPoint Energy Pro Forma
	(In Millions)
Current Liabilities:
Short-term borrowings	$—	$248	$36	(g)	$284
Current portion of VIE Securitization Bonds long-term debt	446	—	—		446
Indexed debt, net	26	—	—		26
Current portion of other long-term debt	50	60	—		110
Indexed debt securities derivative	641	—	—		641
Accounts payable	706	225	43	(e)	1,015
			41	(f)
Taxes accrued	103	45	—		148
Interest accrued	118	19	—		137
Non-trading derivative liabilities	26	—	—		26
Due to ZENS note holders	382	—	—		382
Other	344	167	—		511

Total current liabilities	2,842	764	120		3,726

Other Liabilities:
Deferred income taxes, net	3,168	501	15	(k)	3,684
Non-trading derivative liabilities	12	—	—		12
Benefit obligations	723	151	—		874
Regulatory liabilities	2,521	943	—		3,464
Other	412	146	—		558

Total other liabilities	6,836	1,741	15		8,592

Long-term Debt:
VIE Securitization Bonds, net	1,193	—	—		1,193
Other long-term debt, net	6,567	1,929	1,488	(i)	10,892
			908	(j)

Total long-term debt, net	7,760	1,929	2,396		12,085

Shareholders’ Equity:
Cumulative preferred stock	—	—	—		—
Series A Preferred Stock	—	—	790	(l)	790
Series B Preferred Stock	—	—	950	(m)	950
Common stock	4	739	(739	)(o)	5
			1	(n)
Additional paid-in-capital	4,215	—	1,843	(n)	6,058
Retained earnings	513	1,124	(1,040	)(o)	495
			(43	)(e)
			(41	)(f)
			(18	)(h)
Accumulated other comprehensive loss	(62)	(1)	1	(o)	(62)

Total shareholders’ equity	4,670	1,862	1,704		8,236

Total Liabilities and Shareholders’ Equity	$22,108	$6,296	$4,235		$32,639

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2018

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 5)		CenterPoint Energy Pro Forma
	(In Millions, Except Per Common Share Amounts)
Revenues:
Utility revenues	$3,235	$756	$—		$3,991
Non-utility revenues	2,106	547	—		2,653

Total	5,341	1,303	—		6,644

Expenses:
Utility natural gas, fuel and purchased power	825	277	—		1,102
Non-utility cost of revenues, including natural gas	2,063	178	—		2,241
Operation and maintenance	1,147	528	(36	)(e)	1,639
Depreciation and amortization	656	144	10	(b)	810
Taxes other than income taxes	212	36	—		248

Total	4,903	1,163	(26)		6,040

Operating Income	438	140	26		604

Other Income (Expense):
Gain on marketable securities	23	—	—		23
Loss on indexed debt securities	(272)	—	—		(272)
Interest and other finance charges	(169)	(32)	(42	)(a)	(243)
Interest on Securitization Bonds	(30)	—	—		(30)
Equity in earnings of unconsolidated affiliate, net	127	(18)	—		109
Other, net	7	4	—		11

Total	(314)	(46)	(42)		(402)

Income Before Income Taxes	124	94	(16)		202
Income tax expense (benefit)	34	8	(4	)(f)	38

Net Income	90	86	(12)		164
Series A Preferred Stock dividend	—	—	25	(c)	25
Series B Preferred Stock dividend	—	—	34	(d)	34

Earnings available to common shareholders	$90	$86	$(71)		$105

Basic Earnings Per Common Share	$0.21				$0.21

Diluted Earnings Per Common Share	$0.21				$0.21

Weighted Average Common Shares Outstanding, Basic	431		70	(g)	501

Weighted Average Common Shares Outstanding, Diluted	434		70	(g)	504

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2017

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 5)		CenterPoint Energy Pro Forma
	(In Millions, Except Per Common Share Amounts)
Revenues:
Utility revenues	$5,603	$1,382	$—		$6,985
Non-utility revenues	4,011	1,275	—		5,286

Total	9,614	2,657	—		12,271

Expenses:
Utility natural gas, fuel and purchased power	1,109	444	—		1,553
Non-utility cost of revenues, including natural gas	3,785	444	—		4,229
Operation and maintenance	2,221	1,116	—		3,337
Depreciation and amortization	1,036	276	17	(b)	1,329
Taxes other than income taxes	391	59	—		450

Total	8,542	2,339	17		10,898

Operating Income	1,072	318	(17)		1,373

Other Income (Expense):
Gain on marketable securities	7	—	—		7
Loss on indexed debt securities	49	—	—		49
Interest and other finance charges	(313)	(62)	(97	)(a)	(472)
Interest on Securitization Bonds	(77)	—	—		(77)
Equity in earnings of unconsolidated affiliate, net	265	(1)	—		264
Other, net	60	7	—		67

Total	(9)	(56)	(97)		(162)

Income Before Income Taxes	1,063	262	(114)		1,211
Income tax expense (benefit)	(729)	46	(43	)(f)	(726)

Net Income	1,792	216	(71)		1,937
Series A Preferred Stock dividend	—	—	49	(c)	49
Series B Preferred Stock dividend	—	—	68	(d)	68

Earnings available to common shareholders	$1,792	$216	$(188)		$1,820

Basic Earnings Per Common Share	$4.16				$3.63

Diluted Earnings Per Common Share	$4.13				$3.50

Weighted Average Common Shares Outstanding, Basic	431		70	(g)	501

Weighted Average Common Shares Outstanding, Diluted	434		106	(g)	540

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	Basis of presentation

The pro forma statements of income for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the Vectren Merger as if it were completed on January 1, 2017. The pro forma balance sheet as of June 30, 2018, gives effect to the Vectren Merger as if it were completed on June 30, 2018.

The pro forma financial statements have been derived from the historical consolidated financial statements of CenterPoint Energy and Vectren. Certain financial statement line items included in Vectren’s historical presentation have been reclassified to conform to corresponding financial statement line items included in CenterPoint Energy’s historical presentation (see Note 6). These reclassifications have no material impact on the historical operating income, net income, total assets, total liabilities or shareholders’ equity reported by CenterPoint Energy or Vectren. The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Vectren Merger, (ii) factually supportable and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results following the Vectren Merger.

Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the Vectren Merger may differ materially from the information presented. These estimates are subject to change pending further review.

The Vectren Merger is reflected in the pro forma financial statements as an acquisition of Vectren by CenterPoint Energy, based on the guidance provided by accounting standards for business combinations. Under these accounting standards, the total estimated purchase price is allocated as described in Note 2 to the pro forma financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value.

Vectren’s regulated operations are comprised of electric generation and electric and natural gas energy delivery services. These operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission, the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio, and are accounted for pursuant to U.S. generally accepted accounting principles, including the accounting guidance for regulated operations. The rate-setting and cost-recovery provisions currently in place for Vectren’s regulated operations provide revenues derived from costs including a return on investment of assets and liabilities included in rate base. Thus, the fair values of Vectren’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values, and the pro forma financial statements do not reflect any net adjustments related to these amounts. Therefore, the excess purchase price over carrying value of net assets attributable to regulated operations is estimated to be comprised entirely of goodwill. The carrying values of Vectren’s non-regulated property, plant and equipment, which consists primarily of vehicles and equipment, and long-term debt, including the elimination of debt issuance costs, as of June 30, 2018, were reviewed and determined to approximate fair value; therefore, no fair value adjustment was reflected in the pro forma financial statements related to these balances.

The accounting policies used in the preparation of the pro forma financial statements are those described in CenterPoint Energy’s audited consolidated financial statements as of and for the year ended December 31, 2017. CenterPoint Energy performed a preliminary review of Vectren’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma financial statements. At this time, CenterPoint Energy is not aware of any differences that would have a material effect on the pro forma financial statements, including any differences in the timing of adoption of new accounting standards, except for certain amounts that have been reclassified to conform to CenterPoint Energy’s financial statement presentation (see Note 6). Upon completion of the Vectren Merger, or as more information becomes available, CenterPoint Energy will perform a more detailed review of Vectren’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements. The 2017 historical statements of income for CenterPoint Energy and Vectren do not reflect new accounting standards retrospectively adopted on January 1, 2018.

CenterPoint Energy reviewed the historical financial information for intercompany transactions and found no eliminations were necessary. Transaction costs recorded in the historical income statement have been excluded from the pro forma statements of income as they reflect nonrecurring charges directly related to the Vectren Merger. However, the transaction costs not recorded in the historical balance sheet are reflected in the pro forma balance sheet as an increase in other current liabilities and a decrease in retained earnings.

The pro forma financial statements do not reflect the realization of any expected cost savings or other synergies from the Vectren Merger as a result of restructuring activities following the completion of the Vectren Merger. Certain of Vectren employment agreements contain severance or other termination arrangements; however, the pro forma financial statements do not reflect any such payments under these arrangements as employment decisions have not been finalized.

(2)	Estimated Purchase Price Consideration and Preliminary Purchase Price Allocation

The estimated purchase price consideration of approximately $6.0 billion is based on the cash price of $72.00 per outstanding share of common stock of Vectren. The value of the purchase price consideration could change based on the actual number of shares of common stock of Vectren issued and outstanding immediately prior to the Vectren Merger.

Vectren common shares outstanding as of June 30, 2018	83,080,695
Cash consideration per Vectren common share	$72.00

Total estimated cash consideration to be paid (in millions)	$5,982

CenterPoint Energy has performed a preliminary valuation analysis of the fair market value of Vectren’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in millions):

Current assets	$537
Property, plant and equipment, net	4,923
Identifiable intangibles	200
Regulatory assets	334
Other assets	108

Total assets acquired	6,102

Current liabilities	884
Other liabilities	1,756
Long-term debt	1,929

Total liabilities assumed	4,569

Net assets acquired	1,533
Goodwill	4,449

Total purchase price consideration	$5,982

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and pro forma statements of income. CenterPoint Energy has not completed a final valuation analysis necessary to determine the fair market values of all of Vectren’s assets and liabilities or the allocation of its purchase price. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments and, as such, no assurances can be provided regarding the preliminary purchase accounting. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets and goodwill and (3) other changes to assets and liabilities.

(3)	Financing Transactions

CenterPoint Energy sometimes refers to the planned issuances of commercial paper as its Remaining Merger Debt Financings. The actual size and terms of, and amounts of proceeds CenterPoint Energy receives from its Senior Notes Issuance and Remaining Merger Debt Financings will depend on, among other things, market conditions at the time of its Senior Notes Issuance and Remaining Merger Debt Financings and such other factors as CenterPoint Energy deems relevant and may differ, perhaps substantially, from the size, terms and amounts CenterPoint Energy has assumed in this Note 3 to the pro forma financial statements.

For purposes of the pro forma financial statements, CenterPoint Energy has assumed the receipt of gross proceeds from the following transactions (three of which have been completed) to fund, after payment of issuance costs and discounts, the approximately $6 billion gross cash consideration Vectren Merger purchase price further described below:

•	$800 million from the issuance of Series A Preferred Stock completed on August 22, 2018;

•	$978 million from the issuance of Series B Preferred Stock completed on October 1, 2018;

•	$1.9 billion from the issuance of Common Stock completed on October 1, 2018;

•	$1.5 billion from the planned Senior Notes Issuance; and

•	borrowings of approximately $900 million under its Revolving Credit Facility.

However, in lieu of drawing on the Revolving Credit Facility, CenterPoint Energy anticipates financing the portion of the Vectren Merger reflected as borrowings under the Revolving Credit Facility above with its Remaining Merger Debt Financings, subject to then current market conditions, as well as with cash on hand. CenterPoint Energy’s financing assumptions for its Remaining Merger Debt Financings are detailed below but are not reflected in the pro forma statements of income or pro forma balance sheet.

CenterPoint Energy obtained commitments by lenders for a $5.0 billion, 364-day Bridge Facility to provide flexibility for the timing of the acquisition financing and fund, in part, amounts payable by CenterPoint Energy in connection with the Vectren Merger. Upon execution of the Bridge Facility, CenterPoint Energy deferred debt issuance costs of $25 million in other assets, of which $7 million was amortized as debt issuance expense in the historical financial statements as of and for the six months ended June 30, 2018. CenterPoint Energy intends to terminate all remaining commitments under the Bridge Facility promptly following the planned Senior Notes Issuance. As a result, these pro forma financial statements assume that CenterPoint Energy will not borrow any amounts under the Bridge Facility. To the extent, however, there were any borrowings under the Bridge Facility, such borrowings would be classified as short-term debt in current liabilities.

On August 22, 2018, CenterPoint Energy completed the issuance of 800,000 shares of its Series A Preferred Stock for $790 million, net of $10 million of issuance costs and discounts, with an aggregate liquidation value of $800 million. The Series A Preferred Stock accrue dividends in cash, calculated as a percentage of the aggregate liquidation value, at a fixed annual rate of 6.125% per annum to, but excluding, September 1, 2023, and at an annual rate of 3-month LIBOR plus a spread of 3.270% thereafter.

On October 1, 2018, CenterPoint Energy completed the issuance of 977,500 shares of its Series B Preferred Stock for $950 million, net of $28 million of issuance costs and discounts, with an aggregate liquidation value of

$978 million and a per share liquidation value of $1,000. Each share of Series B Preferred Stock is represented by 20 depositary shares offered and sold to the public. At the mandatory conversion date, each outstanding share of Series B Preferred Stock will be converted into a variable number of shares of Common Stock, depending on a preceding 20-day volume-weighted-average-price of Common Stock and subject to possible adjustment pursuant to the terms of the Series B Preferred Stock. Once declared by the Board of Directors, CenterPoint Energy will pay dividends in cash or shares of Common Stock, calculated as a percentage of the aggregate liquidation value, at a rate of 7% per annum.

Additionally, on October 1, 2018, CenterPoint Energy completed the issuance of 69,633,027 shares of its Common Stock at a public offering price of $27.25 per share for $1,844 million, net of $54 million of issuance costs and discounts.

For purposes of the pro forma financial statements, CenterPoint Energy has presented its planned Senior Notes Issuance of $1.5 billion aggregate principal amount, net of issuance costs of $12 million. CenterPoint Energy has assumed a weighted average interest rate on the Senior Notes Issuance of 3.9% based on current market conditions.

In May 2018, CenterPoint Energy entered into an amendment to its Revolving Credit Facility that will increase the aggregate commitments from $1.7 billion to $3.3 billion effective the earlier of (i) the termination of all commitments by certain lenders to provide the Bridge Facility and (ii) the payment in full of all obligations (other than contingent obligations) under the Bridge Facility and termination of all commitments to advance additional credit thereunder, and in each case, so long as the Merger Agreement has not been terminated pursuant to the terms thereof without consummation of the Vectren Merger. For purposes of the pro forma financial statements, CenterPoint Energy has assumed the balance of the purchase price consideration will be met by borrowings of $910 million under the Revolving Credit Facility at a weighted-average interest rate of 3.8%. Interest expense reflected in the pro forma financial statements includes arranger and commitments fees, as well as estimated interest on drawn amounts based on current 1-month LIBOR of 2.26% as of September 28, 2018, plus applicable rate under the Revolving Credit Facility, assuming current CenterPoint Energy Inc. issuer credit ratings.

In lieu of borrowings under the Revolving Credit Facility, CenterPoint Energy intends to consummate the Remaining Merger Debt Financings aggregating up to $910 million of commercial paper, with an assumed weighted-average interest rate of 2.35% per annum. This assumed rate is based on borrowing costs for commercial paper under current market conditions. The actual interest rate on the Remaining Merger Debt Financings will be based on market conditions at the time and may differ, perhaps substantially, from the rate assumed for purposes of the pro forma financial statements. Furthermore, any cash on hand may be used to reduce the Remaining Merger Debt Financings. However, there is no guarantee that CenterPoint Energy will be able to consummate the Remaining Merger Debt Financings as planned or at all.

(4)	Adjustments to Pro Forma Balance Sheet

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The following adjustments have been reflected in the pro forma balance sheet:

(a)

Cash and cash equivalents. Reflects pro forma adjustment to cash and cash equivalents related to the debt and equity financing planned by CenterPoint Energy and cash on hand to be used to fund the estimated purchase price consideration.

	(in millions)	Reference Note
Proceeds from the issuance of Series A Preferred Stock, net	$790	Note 4	(l)
Proceeds from the issuance of Series B Preferred Stock, net	950	Note 4	(m)
Proceeds from the issuance of Common Stock, net	1,844	Note 4	(n)
Proceeds from the Senior Notes Issuance, net	1,488	Note 4	(i)
Borrowings under the Revolving Credit Facility	910	Note 4	(j)
Estimated cash consideration	(5,982)	Note 2

Net adjustment to cash and cash equivalents	$—

(b)

Goodwill. Reflects the elimination of Vectren’s historical goodwill and the preliminary estimated goodwill resulting from the purchase price consideration in excess of the fair value of the net assets acquired in connection with the Vectren Merger.

(in millions)
Elimination of Vectren’s existing goodwill	$(293)
Preliminary estimated goodwill resulting from Vectren Merger	4,449

Net adjustment to goodwill	$4,156

(c)	Intangible assets. Reflects the preliminary purchase accounting adjustment for estimated intangible assets based on the acquisition method of accounting.

	Estimated Useful Lives
	(in years)	(in millions)
Elimination of Vectren’s existing intangible assets		$(30)
Preliminary operation and maintenance agreements	8-12	49
Preliminary backlog	1-2	78
Preliminary customer relationships	3-5	73

Net adjustment to intangible assets(1)		$170

(1)

Reflects the adjustment to increase the basis in intangible assets to estimated fair value. The estimated fair value is expected to be amortized over the estimated useful lives. The fair value and useful life calculations are preliminary and subject to change.

(d)	Regulatory assets. Reflects the preliminary purchase accounting adjustment for regulatory assets not earning a return based on the acquisition method of accounting.

	Estimated Useful Lives
	(in years)	(in millions)
Elimination of Vectren’s regulatory assets not earning a return(1)		$(287)
Preliminary valuation of Vectren’s regulatory assets not earning a return	3-34	180

Net adjustment to regulatory assets(2)		$(107)

(1)	Vectren’s historical balance sheet as of June 30, 2018, reflects regulatory assets of $441 million, of which $287 million are not earning a return.
(2)	The valuation and useful life calculations are preliminary and subject to change.

(e)

Transaction costs. Reflects the accrual of estimated Vectren Merger transaction costs of $43 million consisting of fees related to advisory services to be paid by Vectren upon closing of the Vectren Merger, all of which are directly attributable to the Vectren Merger and not recorded in the historical balance sheet. These costs have not been reflected on the pro forma statements of income as they will not have an ongoing impact on the results of the combined company.

(f)

Stock-based compensation. Reflects the vesting and cash out of $41 million in the unvested stock units and performance units of Vectren (at target), inclusive of unpaid dividends, held by Vectren’s employees and non-employee directors upon closing of the Vectren Merger, approximating 568,371 units, inclusive of units for unpaid dividends, at $72.00 per unit. Pursuant to the Merger Agreement, the performance units will vest at the greater of target or actual results; accordingly, the value of these payments could be greater than the amount reflected in the adjustment. These costs have not been reflected on the pro forma statements of income as they will not have an ongoing impact on the results of the combined company.

(g)

Deferred compensation. Reflects the funding of the trusts underlying Vectren’s two unfunded nonqualified deferred compensation plans and one unfunded supplemental executive retirement plan totaling $46 million that will be contributed by Vectren immediately prior to closing of the Vectren Merger. Trust funding requirements in excess of cash on hand immediately prior to closing will be financed with Vectren’s short-term borrowings. Certain benefit payments under the plans will be payable from the trust within 60 days upon closing of the Vectren Merger.

(h)

Bridge Facility fees. Reflects the write off of $18 million of Bridge Facility fees recorded in Other Assets in CenterPoint Energy’s historical balance sheet to retained earnings. These costs have not been reflected on the pro forma statements of income as they will not have an ongoing impact on the results of the combined company as no borrowings have been assumed under the Bridge Facility for the pro forma financial statements.

(i)	Senior Notes Issuance. Reflects the planned Senior Notes Issuance to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from Senior Notes Issuance	$1,500
Debt issuance costs	(12)

Net adjustment to long-term debt	$1,488

(j)	Long-term debt. Reflects borrowings under the Revolving Credit Facility to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from borrowings under the Revolving Credit Facility	$910
Reclassify debt issuance costs recorded in historical balance sheet(1)	(2)

Net adjustment to long-term debt	$908

(1)	Recorded in Other assets in CenterPoint Energy’s historical balance sheet as there were no outstanding borrowings under the Revolving Credit Facility as of June 30, 2018.

(k)

Deferred income taxes. Reflects additional estimated deferred income taxes attributable to the fair value adjustments of the acquired assets and liabilities, excluding goodwill. Adjustment is based on the combined company’s estimated post-Vectren Merger composite statutory tax rate of 24% as of June 30,

2018. The assumed statutory tax rate does not take into account any possible future tax events that may impact the combined company.

(in millions)
Elimination of Vectren’s deferred tax liability	$(501)
Deferred tax liability — fair value	516

Net adjustment to deferred tax liability	$15

(l)	Series A Preferred Stock. Reflects the issuance of Series A Preferred Stock completed on August 22, 2018 to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from issuance of Series A Preferred Stock	$800
Series A Preferred Stock issuance costs and discounts	(10)

Net adjustment to Series A Preferred Stock	$790

(m)	Series B Preferred Stock. Reflects the issuance of Series B Preferred Stock completed on October 1, 2018 to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from issuance of Series B Preferred Stock	$978
Series B Preferred Stock issuance costs and discounts	(28)

Net adjustment to Series B Preferred Stock	$950

(n)	Common Stock. Reflects the issuance of Common Stock completed on October 1, 2018 to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from issuance of Common Stock	$1,898
Common Stock issuance costs and discounts	(54)

Net adjustment to common stock and additional paid-in-capital(1)	$1,844

(1)

The adjustment to record the issuance of Common Stock reflects 69,633,027 shares at par value of $0.01 per share or $1 million to Common stock and $1,843 million to Additional paid-in-capital on the pro forma balance sheet.

(o)	Equity. Reflects the elimination of Vectren’s historical equity balances, inclusive of pro forma adjustments to retained earnings recorded by Vectren prior to the close of the Vectren Merger.

(in millions)
Elimination of Vectren’s historical common stock	$(739)

Elimination of Vectren’s historical retained earnings	(1,124)
Elimination of impact to retained earnings of pro forma adjustment Note 4(e)	43
Elimination of impact to retained earnings of pro forma adjustment Note 4(f)	41

Net adjustment to retained earnings	(1,040)

Elimination of Vectren’s historical accumulated comprehensive loss	1

Net adjustment to shareholders’ equity	$(1,778)

(5)	Adjustments to Pro Forma Statements of Income and Earnings Per Share

(a)	Interest and other finance charges. Reflects additional interest expense and amortization of debt issuance costs related to the planned financing transactions described in Note 3 above.

	Six months ended June 30, 2018	Year ended December 31, 2017
	(in millions)
Estimated interest expense related to Senior Notes Issuance(1)	$(30)	$(59)
Amortization of Senior Notes Issuance debt issuance costs(2)	(1)	(2)
Elimination of CenterPoint Energy’s historical amortization of Bridge Facility fees(3)	7	—
Estimated interest expense related to Revolving Credit Facility(4)	(17)	(35)
Amortization of Revolving Credit Facility issuance costs(5)	(1)	(1)

Net adjustments to interest and other finance charges	$(42)	$(97)

(1)

An increase or decrease of one-eighth percent to the assumed interest rate would increase or decrease interest expense for the Senior Notes Issuance by approximately $1 million for the six months ended June 30, 2018 and by approximately $2 million for the year ended December 31, 2017.

(2)	Reflects total debt issuance costs of $12 million amortized over the assumed weighted-average term of the Senior Notes Issuance of 6 years.
(3)	No Bridge Facility fees were incurred by CenterPoint Energy during the year ended December 31, 2017; therefore, no historical amortization of Bridge Facility fees needs to be eliminated.
(4)

An increase or decrease of one-eighth percent to the assumed interest rate would increase or decrease interest expense for the Revolving Credit Facility by less than $1 million for the six months ended June 30, 2018 and by approximately $1 million for the year ended December 31, 2017.

(5)	Reflects total debt issuance fee of $2 million on the Revolving Credit Facility amortized on a straight-line basis over 18 months.

(b)

Depreciation and amortization. Reflects the amortization expense (benefit) related to the preliminary purchase accounting adjustments for estimated intangible assets and regulatory assets not earning a return, calculated on a straight-line basis over the estimated weighted average useful lives.

	Weighted Average Useful Lives	Six months ended June 30, 2018	Year ended December 31, 2017
	(in years)	(in millions)
Eliminate Vectren’s historical amortization of intangible assets		$(1)	$(3)
Operation and maintenance agreements	9	3	5
Backlog(1)	1	—	—
Customer relationships	3	12	24
Regulatory assets not earning a return	12	(4)	(9)

Net adjustment to depreciation and amortization		$10	$17

(1)

Amortization expense related to backlog amounts has not been included as the weighted average useful life has been estimated at one year and therefore will not have a continuing impact on the combined results.

(c)

Series A Preferred Stock dividends. Reflects the accumulated dividends from the issuance of the Series A Preferred Stock of $25 million and $49 million for the six months ended June 30, 2018, and the year ended December 31, 2017, respectively.

(d)

Series B Preferred Stock dividends. Reflects the accumulated dividends from the issuance of the Series B Preferred Stock of $34 million and $68 million for the six months ended June 30, 2018, and the year ended December 31, 2017, respectively.

(e)

Transaction costs. Reflects the elimination of non-recurring transaction costs of $26 million and $10 million related to the Vectren Merger incurred by CenterPoint Energy and Vectren, respectively, and included in the historical income statements for the six months ended June 30, 2018. No such amounts were incurred by CenterPoint Energy or Vectren during the twelve months ended December 31, 2017.

(f)

Income tax expense. Reflects the income tax effects of the pro forma adjustments calculated using an estimated combined company statutory income tax rate of 24% and 38% for the six months ended June 30, 2018, and for the year ended December 31, 2017, respectively. The assumed statutory tax rates do not take into account any possible future tax events that may impact the combined company.

(g)

Earnings per common share. The following table provides the pro forma weighted average number of basic and diluted common shares outstanding for the six months ended June 30, 2018, and the year ended December 31, 2017. Diluted shares outstanding include potential dilution of common stock equivalent shares that may occur if securities to issue common stock were exercised or converted into Common Stock. Diluted earnings per common share applies the if-converted method by adjusting for the more dilutive effect of the Series B Preferred Stock as a result of either its accumulated dividend for the period in the numerator or the assumed-converted common share equivalent in the denominator. No adjustment for the shares issuable on conversion is reflected in the computation of the pro forma diluted earnings per common share for the six months ended June 30, 2018 because the assumed conversion of those shares would be anti-dilutive.

	Six months ended June 30, 2018	Year ended December 31, 2017
	(in millions, except per share amounts)
Numerator:
Pro forma earnings available to common shareholders — basic	$105	$1,820
Add back: Series B Preferred Stock dividend	—	68

Pro forma earnings available to common shareholders — diluted	$105	$1,888

Denominator:
Basic:
As reported weighted average common shares outstanding	431	431
Common Stock issued	70	70

Pro forma weighted average common shares outstanding	501	501

Diluted:
As reported weighted average common shares outstanding	434	434
Common Stock issued	70	70
Series B Preferred Stock assumed converted	—	36

Pro forma weighted average common shares outstanding	504	540

Earnings per common share:
Pro forma basic earnings per common share	$0.21	$3.63
Pro forma diluted earnings per common share	$0.21	$3.50

(6)	Reclassification Adjustments

CenterPoint Energy has completed a preliminary review of the financial statement presentation of Vectren for purposes of the unaudited pro forma condensed combined financial statements. During this review, the following financial statement reclassifications were performed in order to align the presentation of Vectren’s financial information with that of CenterPoint Energy:

	As of June 30, 2018
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
Current Assets:	(in millions)			Current Assets:
Cash and cash equivalents	$10	$—	$10	Cash and cash equivalents
Accounts receivable, less reserves	232	—	232	Accounts receivable, less bad debt reserve
Accrued unbilled revenues	148	—	148	Accrued unbilled revenues
Inventories	104	(53)	51	Natural gas and fuel inventory
		53	53	Materials and supplies
Recoverable fuel & natural gas costs	10	(10)	—
Prepaid expenses & other current assets	43	10	53	Prepaid expenses and other current assets

Total current assets	547	—	547	Total current assets

Net utility plant	4,444	479	4,923	Property, Plant and Equipment, net

Other Assets:				Other Assets:
Investment in unconsolidated affiliate	2	—	2	Investment in unconsolidated affiliate
Other utility & corporate investments	45	(45)	—
Other nonutility investments	10	(10)	—
Nonutility plant — net	479	(479)	—
Goodwill	293	—	293	Goodwill
Regulatory assets	441	—	441	Regulatory assets
	—	30	30	Intangible assets
Other assets	35	25	60	Other

Total other assets	1,305	(479)	826	Total other assets

Total Assets	$6,296	$—	$6,296	Total Assets

	As of June 30, 2018
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
Current Liabilities:	(in millions)			Current Liabilities:
Accounts payable	$225	$—	$225	Accounts payable
Accrued liabilities	231	(186)	45	Taxes accrued
		19	19	Interest accrued
		167	167	Other
Short-term borrowings	248	—	248	Short-term borrowings
Current maturities of long-term debt	60	—	60	Current portion of other long-term debt

Total current liabilities	764	—	764	Total current liabilities

Deferred Credits & Other Liabilities:				Other Liabilities:
Deferred income taxes	501	—	501	Deferred income taxes, net
Regulatory liabilities	943	—	943	Regulatory liabilities
Deferred credits & other liabilities	297	(151)	146	Other
		151	151	Benefit obligations

Total other liabilities	1,741	—	1,741	Total other liabilities

Long-term Debt — Net of Current Maturities	1,929	—	1,929	Other long-term debt, net
Common Shareholders’ Equity:				Shareholders’ Equity:
Common stock (no par value)	739	—	739	Common stock
Retained earnings	1,124	—	1,124	Retained earnings
Accumulated other comprehensive loss	(1)	—	(1)	Accumulated other comprehensive loss

Total shareholders’ equity	1,862	—	1,862	Total shareholders’ equity

Total Liabilities and Shareholders’ Equity	$6,296	$—	$6,296	Total Liabilities and Shareholders’ Equity

	Six Months Ended June 30, 2018
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
Operating Revenues:	(in millions)			Revenues:
Gas utility	$479	$277	$756	Utility revenues
Electric utility	277	(277)	—
Non-utility	547	—	547	Non-utility revenues

Total operating revenues	1,303	—	1,303	Total

Operating Expenses:				Expenses:
Cost of gas sold	187	90	277	Utility natural gas, fuel and purchased power
Cost of fuel & purchased power	90	(90)	—
Cost of nonutility revenues	178	—	178	Non-utility cost of revenues, including natural gas
Other operating	513	15	528	Operation and maintenance
Merger-related	15	(15)	—
Depreciation & amortization	144	—	144	Depreciation and amortization
Taxes other than income taxes	36	—	36	Taxes other than income taxes

Total operating expenses	1,163	—	1,163	Total

Operating Income	140	—	140	Operating Income

Other Income:				Other Income (Expense):
Equity in (losses) of unconsolidated affiliates	(18)	—	(18)	Equity in earnings of unconsolidated affiliate, net
Other income—net	19	(15)	4	Other, net

Total other income	1	(15)	(14)

Interest Expense	47	(15)	32	Interest and other finance charges

Income Before Income Taxes	94	—	94	Income Before Income Taxes
Income taxes	8	—	8	Income tax expense

Net Income and Comprehensive Income	$86	$—	$86	Net Income

	Year Ended December 31, 2017
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
Operating Revenues:	(in millions)			Revenues:
Gas utility	$813	$569	$1,382	Utility revenues
Electric utility	569	(569)	—
Non-utility	1,275	—	1,275	Non-utility revenues

Total operating revenues	2,657	—	2,657	Total

Operating Expenses:				Expenses:
Cost of gas sold	272	172	444	Utility natural gas, fuel and purchased power
Cost of fuel & purchased power	172	(172)	—
Cost of nonutility revenues	444	—	444	Non-utility cost of revenues, including natural gas
Other operating	1,116	—	1,116	Operation and maintenance
Depreciation & amortization	276	—	276	Depreciation and amortization
Taxes other than income taxes	59	—	59	Taxes other than income taxes

Total operating expenses	2,339	—	2,339	Total

Operating Income	318	—	318	Operating Income

Other Income:				Other Income (Expense):
Equity in (losses) of unconsolidated affiliates	(1)	—	(1)	Equity in earnings of unconsolidated affiliate, net
Other income—net	33	(26)	7	Other, net

Total other income	32	(26)	6

Interest Expense	88	(26)	62	Interest and other finance charges

Income Before Income Taxes	262	—	262	Income Before Income Taxes
Income taxes	46	—	46	Income tax expense

Net Income and Comprehensive Income	$216	$—	$216	Net Income

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes (referred to in the accompanying prospectus as the debt securities) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you.

We will issue the notes under an indenture, dated as of May 19, 2003, as supplemented, and as to be further supplemented in connection with establishing the terms of each series of notes (the “indenture”), between us and The Bank of New York Mellon Trust Company, National Association (successor to JPMorgan Chase Bank, National Association), as trustee. The following description is a summary of the material provisions of each series of notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture and the notes. For a complete description of the notes, you should refer to the indenture, including the form of supplemental indenture establishing the terms of each series of notes, copies of which are available from us. In addition, we have filed the current indenture and will file the supplemental indenture with the SEC. Please read “Where You Can Find More Information.” For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer to CenterPoint Energy, Inc. and not any of our subsidiaries.

We may issue additional series of debt securities from time to time under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. As of June 30, 2018, approximately $500 million aggregate principal amount of debt securities were outstanding under the indenture.

We have included cross-references in the summary below to refer you to the section numbers of the indenture we are describing.

Ranking of the Notes

The notes will:

•	be our general unsecured obligations;

•	rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness; and

•	be structurally subordinated to all of the liabilities of our subsidiaries.

As of June 30, 2018, we, on an unconsolidated basis, had approximately $0.6 billion aggregate principal amount of indebtedness outstanding, $0.5 billion of which was unsecured, excluding principal amounts under our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029. Excluding subsidiaries issuing transition and system restoration bonds, as of June 30, 2018, our subsidiaries had approximately $6.1 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $3.30 billion was secured, as well as other liabilities. In addition, we had the ability to borrow an additional $2.30 billion under our credit facilities and commercial paper program, collectively, subject to certain limitations. As of June 30, 2018, we have also entered into the Commitment Letter with a syndicate of lenders providing, subject to customary conditions, for a $5.0 billion, 364-day senior unsecured Bridge Facility to backstop a portion of our obligation to pay the Merger Consideration. Assuming we are able to issue a sufficient amount of the notes, we intend to terminate all remaining commitments under the Bridge Facility promptly following the issuance of the notes. However, upon the termination of such commitments under the Bridge Facility, the aggregate commitments by lenders under our Revolving Credit Facility will increase by an additional $1.6 billion.

Subject to exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described below under “— Defeasance.”

Structural Subordination

We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries and the Series A Preferred Units in Enable that we own. Our subsidiaries and our direct and indirect interest in Enable generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries and distributions from Enable are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the notes. As a result, the notes will be structurally subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

Principal, Maturity and Interest

The 2021 notes, the 2024 notes and the 2028 notes will mature on November 1, 2021, February 1, 2024 and November 1, 2028, respectively. The 2021 notes are initially limited to $500,000,000 in aggregate principal amount, the 2024 notes are initially limited to $500,000,000 in aggregate principal amount and the 2028 notes are initially limited to $500,000,000 in aggregate principal amount. However, we may issue additional notes of any series from time to time, without the consent of the holders of such notes. The notes will be issued only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Interest on the 2021 notes, the 2024 notes and the 2028 notes will:

•	accrue at the rate of 3.60%, 3.85% and 4.25% per annum, respectively;

•

for the 2021 notes and the 2028 notes, be payable semi-annually in arrears on each May 1 and November 1, with the initial interest payment date being May 1, 2019, and for the 2024 notes, be payable semi-annually in arrears on each February 1 and August 1, with the initial interest payment date being February 1, 2019;

•

be payable to the person in whose name the notes are registered at the close of business on the April 15 and October 15, in the case of the 2021 notes and the 2028 notes, or January 15 and July 15, in the case of the 2024 notes, immediately preceding the applicable interest payment date, which we refer to with respect to the notes as “regular record dates”;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, the maturity date or any redemption date (including, without limitation, any redemption described under “— Special Mandatory Redemption” or “— Special Optional Redemption”) falls on a day that is not a business day, the required payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date and no additional amounts will accrue on that payment for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Optional Redemption

At any time and from time to time, we may redeem at our option in whole or in part (a) the 2021 notes, (b) the 2024 notes on any date prior to January 1, 2024 (the “2024 Par Call Date”), and (c) the 2028 notes on any date prior to August 1, 2028 (the “2028 Par Call Date”; each of the 2024 Par Call Date and the 2028 Par Call Date, a “Par Call Date”) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured (i) in the case of the 2021 notes, at maturity or (ii) in the case of the 2024 notes and the 2028 notes, on the applicable Par Call Date, in each case, but for the redemption (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 12.5 basis points for the 2021 notes, 15 basis points for the 2024 notes or 20 basis points for the 2028 notes;

plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

At any time on or after the 2024 Par Call Date or the 2028 Par Call Date, as applicable, we may redeem the 2024 notes or the 2028 notes, respectively, in whole or in part, at our option, by paying 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

“treasury rate” means, with respect to any redemption date:

•

the yield calculated on the third business day preceding the redemption date, as follows: for the latest day that appears in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor publication) (“H.15”) under the caption “Treasury Constant Maturities — Nominal”, the independent investment banker shall select two yields — one for the maturity immediately before and one for the maturity immediately after the remaining maturity of the notes to be redeemed (in the case of the 2024 notes and the 2028 notes, assuming the notes matured on the applicable Par Call Date) — and shall interpolate on a straight-line basis using such yields; if there is no such maturity either before or after, the independent investment banker shall select the maturity closest to maturity, in the case of the 2021 notes, or the applicable Par Call Date, in the case of the 2024 notes and the 2028 notes, that appears on the release; or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable comparable treasury issue, calculated by the independent investment banker using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated by the independent investment banker on the third business day preceding the date fixed for redemption.

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term (remaining life) of the notes to be redeemed (in the case of the 2024 notes and the 2028 notes, assuming for this purpose that the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“comparable treasury price” means (a) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (b) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means one of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. or RBC Capital Markets, LLC as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means each of (a) Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC and a primary U.S. government securities dealer in the United States of America (a “primary treasury dealer”) designated by MUFG Securities Americas Inc. and their respective affiliates or successors, each of which is a primary treasury dealer, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we will substitute therefor another primary treasury dealer and (b) any other primary treasury dealer selected by us after consultation with the independent investment banker.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the applicable comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Other than with respect to any redemption described under “— Special Mandatory Redemption” and “— Special Optional Redemption,” the trustee, at our written direction, will send a notice of redemption to each holder of notes to be redeemed by first-class mail (or in accordance with the procedures of The Depository Trust Company with respect to notes registered in the name of Cede & Co.) at least 15 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the date fixed for redemption. If fewer than all of the notes of a series are to be redeemed, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption will be selected from the outstanding notes of such series not previously called by such method as the trustee deems fair and appropriate. In the case of a partial redemption of notes of a series registered in the name of Cede & Co., the notes to be redeemed will be determined in accordance with the procedures of The Depository Trust Company.

Special Mandatory Redemption

Upon the first to occur of either (i) 5:00 p.m. (New York City time) on October 31, 2019, if the Vectren Merger is not consummated on or prior to such time on such date, or (ii) the date on which the Merger Agreement is terminated (each, a “Special Mandatory Redemption Trigger”), we will be required to redeem the notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

Within five business days after the occurrence of the Special Mandatory Redemption Trigger, the trustee, at our written direction, will send a notice of the special mandatory redemption to each holder of notes to be redeemed by first-class mail (or in accordance with the procedures of The Depository Trust Company with respect to notes registered in the name of Cede & Co.) stating, among other matters prescribed in the indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three business days and no later than 30 days from the date such notice is given).

The aggregate net proceeds from the sale of the notes will not be held in escrow, and holders of the notes will not have any special access or rights to, or a security interest in or encumbrance of any kind on, the net proceeds from the offering of the notes. See “Risk Factors — This offering is not contingent upon the completion of the Vectren Merger. If we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes and we may not have the financial resources necessary to effect such redemption.”

Upon the occurrence of the closing of the Vectren Merger, the foregoing provisions regarding the special mandatory redemption will cease to apply.

Special Optional Redemption

We will have the right to redeem the notes, at our option, in whole but not in part, at any time before October 31, 2019, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Vectren Merger will not be consummated on or before 5:00 p.m. (New York City time) on October 31, 2019. If we exercise the special optional redemption right, the trustee, at our written direction, will send a notice of redemption to each holder of notes to be redeemed by first-class mail (or in accordance with the procedures of The Depository Trust Company with respect to notes registered in the name of Cede & Co.) stating, among other matters prescribed in the indenture, the exercise of the special optional redemption right and that all of the notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three business days and no later than 30 days from the date such notice is given).

The aggregate net proceeds from the sale of the notes will not be held in escrow, and holders of the notes will not have any special access or rights to, or a security interest in or encumbrance of any kind on, the net proceeds from the offering of the notes. See “Risk Factors — This offering is not contingent upon the completion of the Vectren Merger. If we do not consummate the Vectren Merger on or prior to October 31, 2019, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes and we may not have the financial resources necessary to effect such redemption.”

Upon the occurrence of the closing of the Vectren Merger, the foregoing provisions regarding the special optional redemption will cease to apply.

Sinking Fund

We are not obligated to make mandatory redemption or sinking fund payments with respect to any series of notes.

No Financial Covenants

The indenture does not contain financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing any of our other securities. The indenture also does not protect holders in the event of a highly leveraged transaction, except to the extent described in the accompanying prospectus under the heading “Description of Our Debt Securities — Consolidation, Merger and Sale of Assets.”

Certain Definitions

An “affiliate” of, or a person “affiliated” with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

“Indebtedness,” as applied to any person, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by such person, in respect of:

•	obligations for money borrowed, other than unamortized debt discount or premium;

•	obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind;

•	obligations as lessee under a capital lease; and

•	any amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations listed in the three immediately preceding bullet points.

All indebtedness of such type secured by a lien upon property owned by such person, although such person has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of such person. All indebtedness for borrowed money incurred by any other persons which is directly guaranteed as to payment of principal by such person will for all purposes of the indenture be deemed to be indebtedness of such person, but no other contingent obligation of such person in respect of indebtedness incurred by any other persons shall be deemed indebtedness of such person.

Events of Default

Each of the following is an event of default under the indenture with respect to each series of notes:

•	our failure to pay the principal of or premium, if any, on the notes of such series when due, including at maturity or upon redemption;

•	our failure to pay any interest on the notes of such series for 30 days after the interest becomes due;

•

our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of our debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 33% in principal amount of the outstanding notes of such series have given us written notice of the breach in the manner required by the indenture;

•

the default by us in a scheduled payment at maturity, upon redemption or otherwise in the aggregate principal amount of $125 million or more, after the expiration of any applicable grace period, of any Indebtedness, or the acceleration of any Indebtedness of us in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such payment default is not cured or such acceleration default is not rescinded within 30 days after notice to us in accordance with the terms of the Indebtedness; and

•

specified events involving bankruptcy, insolvency or reorganization of us, CERC Corp. or Houston Electric; provided that any specified event involving CERC Corp. or Houston Electric will not be an event of default if, at the time such event occurs, CERC Corp. or Houston Electric, as the case may be, is not affiliated with us;

provided, however, that no event described in the third bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event. (Section 501)

If an event of default occurs and is continuing with respect to a series of notes, either the trustee or the holders of at least 33% in principal amount of the outstanding notes of such series may declare the principal amount of the notes of such series due and immediately payable. To declare the principal amount of the notes of such series due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes of such series plus accrued and unpaid interest, if any.

This right does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the fourth bullet point above that applies to all notes outstanding under the indenture occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the notes then outstanding under the indenture will be due and payable immediately. In addition, if the event of default described in the fourth bullet point occurs and is continuing and is common to all notes outstanding under the indenture, either the trustee or holders of at least 33% in principal amount of all of the notes then outstanding under the indenture, treated as one class, may declare the principal amount of all of the notes then outstanding under the indenture due and payable immediately.

At any time after any declaration of acceleration of a series of notes, but before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue installments of interest on such series of notes,

•

the principal of (and premium, if any, on) the series of notes that have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor,

•	to the extent lawfully permitted, interest upon overdue interest, and

•	all sums paid or advanced by, and certain sums owed to, the trustee under the indenture; and

•

all events of default, other than the non-payment of the principal amount of the series of notes that became due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (Section 502)

For more information regarding waiver of defaults, please read “Description of Our Debt Securities — Modification and Waiver” in the accompanying prospectus.

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding notes of such series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for such series of notes, provided that:

•	the direction is not in conflict with any law or the indenture;

•	the trustee may take any other action it deems proper which is not inconsistent with the direction; and

•

the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a note may only pursue a remedy under the indenture if:

•	the holder has previously given the trustee written notice of a continuing event of default for the notes of such series;

•	holders of at least 33% in principal amount of the outstanding notes of such series have made a written request to the trustee to pursue that remedy;

•	the holders have offered reasonable indemnity to the trustee;

•	the trustee fails to pursue that remedy within 60 days after receipt of the request; and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding debt securities issued under the indenture have become due and payable, (2) all outstanding debt securities issued under the indenture have or will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption.

Defeasance

If we deposit with the trustee funds or government securities sufficient to make payments on the notes of any series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes of such series (“legal defeasance”); or

•

with respect to such series of notes, we will no longer have any obligation to comply with the events of default in the third bullet point under “— Events of Default” above and the events of default described in the fourth bullet point under “— Events of Default” and the restrictions described under “Description of Our Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus will no longer apply to us, but some of our other obligations under the indenture and the notes of such series, including our obligation to make payments on those notes, will survive.

If we defease a series of notes, the holders of the notes of such series will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of the notes;

•	replace mutilated, destroyed, lost or stolen notes; and

•	maintain paying agencies and hold moneys for payment in trust.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes of such series to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Paying Agent and Registrar

We have designated the trustee as the sole paying agent and registrar for the notes.

Exchange and Transfer of the Notes

We will issue the notes in registered form, without coupons. We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Holders may present notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the exchange or registration of transfer. The trustee will serve as the security registrar. (Section 305)

At any time we may:

•	designate additional transfer agents;

•	rescind the designation of any transfer agent; or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the notes at all times. (Sections 305 and 1002)

In the event we elect to redeem the notes, neither we nor the trustee will be required to register the transfer or exchange of the notes:

•	during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the notes and ending at the close of business on the day the notice is mailed; or

•	if we have selected the notes for redemption, in whole or in part, except for the unredeemed portion of the notes. (Section 305)

Regarding the Trustee

The Bank of New York Mellon Trust Company, National Association, successor to JPMorgan Chase Bank, National Association, is the trustee, security registrar and paying agent under the indenture for the notes. As of June 30, 2018, the trustee served as trustee for approximately $946 million aggregate principal amount of our debt securities. In addition, the trustee serves as trustee for debt securities issued by or on behalf of our subsidiaries, aggregating approximately $7.0 billion as of June 30, 2018. We maintain brokerage relationships with the trustee and its affiliates, each of whom may maintain other relationships with us or our affiliates in the ordinary course of business.

Book-Entry Delivery and Settlement

We will issue the notes of each series in the form of one or more global notes in definitive, fully registered form. The global notes will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will remain in the custody of the trustee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Although DTC has agreed to the foregoing procedures to facilitate transfers of the notes among its participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Secondary market trading between Clearstream Banking, société anonyme (“Clearstream”) participants and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certificated Notes

Certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes, upon surrender by DTC of the global notes, if (i) DTC or any successor depositary (the “depositary”) notifies us that it is no longer willing or able to act as a depositary for the global notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option and subject to DTC procedures, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided pursuant to the indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of the notes who purchase the notes in the initial offering at their “issue price” and hold the notes as “capital assets” within the meaning of section 1221 of the Code. For this purpose only, the “issue price” of the notes is the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, “holder” means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution (including a bank);

•	a tax-exempt organization;

•	an S corporation, an entity or arrangement treated as a partnership or any other pass-through entity for U.S. federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for its securities;

•	a holder who is subject to the alternative minimum tax provisions of the Code;

•	certain expatriates or former long-term residents of the United States;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a personal holding company;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation with respect to which we are a “related person,” within the meaning of the Code;

•	a holder who holds the notes as part of a conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction; or

•	an accrual method taxpayer required to recognize income no later than when such income is taken into account for financial accounting purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of notes should consult their tax advisors.

This discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the IRS regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR U.S., FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

Certain Additional Payments

In certain circumstances (see “Description of the Notes — Optional Redemption,” “— Special Mandatory Redemption” and “— Special Optional Redemption”), we may be obligated to pay amounts with respect to the notes that are in excess of stated interest on or principal of the notes and/or pay amounts in redemption of the notes prior to their stated maturity. We intend to take the position that the likelihood that we will be required to make such payments is remote as of the issue date of the notes and therefore that these provisions do not cause the notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. However, additional income will be recognized to a holder of notes if any such additional payment is made. Our position that the contingencies described above are remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, then the notes could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in “— Scope of Discussion.” As used in this discussion, a “U.S. holder” is a beneficial owner of a note who, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest on the Notes

A U.S. holder generally will be required to include interest received on a note as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will not be treated as issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, the sale, exchange, redemption or other taxable disposition of a note will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under “— Payments of Interest on the Notes,” above) and (2) the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the holder’s original purchase price for the note.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. holder. There are limitations on the deductibility of capital losses.

Additional Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Net investment income will generally include gross income from interest and net gain from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of the notes.

Information Reporting and Backup Withholding

Generally, interest on the notes paid to a U.S. holder is subject to information reporting with the IRS unless such holder is a corporation or other exempt recipient and, when required, demonstrates this fact. Backup withholding generally will apply to interest payments subject to information reporting unless such holder provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds of a sale, exchange or other taxable disposition of the notes (including a redemption or retirement of the notes). U.S. holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in “Material U.S. Federal Income Tax Considerations — Scope of Discussion.” As used in this discussion, a “non-U.S. holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust that is not a U.S. holder.

Payments of Interest on the Notes

Subject to the discussion under “— Information Reporting and Backup Withholding,” below, if the portfolio interest exemption applies to a non-U.S. holder, payments of interest on the notes generally will not be subject to U.S. federal income or withholding tax. The portfolio interest exemption generally will apply to a non-U.S.

holder if (1) the interest is not effectively connected with such holder’s conduct of a trade or business in the United States and (2) such holder satisfies each of the following requirements:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code; and

•

such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, to (1) us (or our paying agent) or (2) a securities clearing organization, bank or other financial institution that (i) holds customers’ securities in the ordinary course of its trade or business, (ii) holds the non-U.S. holder’s notes on such holder’s behalf, (iii) certifies to us (or our paying agent) under penalties of perjury that it has received from such holder a signed, written statement and (iv) provides us (or our paying agent) with a copy of this statement.

If the portfolio interest exemption does not apply to a non-U.S. holder, then the gross amount of interest that such holder receives on a note will be subject to U.S. withholding tax at a rate of 30% unless (1) the non-U.S. holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such holder must provide a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, or (2) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, in which case such holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any interest that is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States) generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In the case of a non-U.S. holder that is a foreign corporation, such interest may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Gain on Disposition of the Notes

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or retirement of a note unless:

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or retirement and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, the income is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	the non-U.S. holder does not qualify for an exemption from backup withholding, as discussed in “— Information Reporting and Backup Withholding” below.

However, in some instances a non-U.S. holder may be required to establish an exemption from U.S. federal income and withholding tax with respect to amounts attributable to accrued and unpaid interest on the notes. See “— Payments of Interest on the Notes.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the non-U.S. holder the amount of interest paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and we have received from the non-U.S. holder the statement described above in the last bullet point under “— Payments of Interest on the Notes,” or the holder otherwise establishes an exemption.

Generally, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made outside the United States and conducted through the foreign office of a financial intermediary that is not a U.S. payor or U.S. middleman within the meaning of the applicable Treasury Regulations. In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through a financial intermediary that is a U.S. payor or U.S. middleman, if the payor receives the statement described above in the last bullet point under “— Payments of Interest on the Notes” and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally imposes a withholding tax of 30% on interest income on a debt obligation issued by a U.S. corporation and, after December 31, 2018, on the gross proceeds from the sale or other disposition of a debt obligation that produces U.S. source income, in each case that is earned by (i) a “foreign financial institution,” unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a “non-financial foreign entity” (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the jurisdiction of a foreign financial institution or other foreign entity and the U.S. may modify the general rules described in this paragraph. Each investor is encouraged to consult with its tax advisor regarding the implications of FATCA on their investment in a note.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below for the notes, for whom Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and RBC Capital Markets, LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2024 Notes	Principal Amount of 2028 Notes
Goldman Sachs & Co. LLC	$75,000,000	75,000,000	75,000,000
Morgan Stanley & Co. LLC	75,000,000	75,000,000	75,000,000
Mizuho Securities USA LLC	37,000,000	37,000,000	37,000,000
MUFG Securities Americas Inc.	37,000,000	37,000,000	37,000,000
RBC Capital Markets, LLC	37,000,000	37,000,000	37,000,000
PNC Capital Markets LLC	36,750,000	36,750,000	36,750,000
Regions Securities LLC	36,750,000	36,750,000	36,750,000
TD Securities (USA) LLC	36,750,000	36,750,000	36,750,000
U.S. Bancorp Investments, Inc.	36,750,000	36,750,000	36,750,000
Loop Capital Markets LLC	31,500,000	31,500,000	31,500,000
BNY Mellon Capital Markets, LLC	21,500,000	21,500,000	21,500,000
Comerica Securities, Inc.	21,500,000	21,500,000	21,500,000
Guggenheim Securities, LLC	17,500,000	17,500,000	17,500,000

Total:	$500,000,000	500,000,000	500,000,000

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the notes to the public at the offering prices appearing on the cover page of this prospectus supplement and may also offer the notes to dealers at a price that represents a concession not in excess of 0.270%, 0.360% and 0.390% of the principal amount of the 2021 notes, the 2024 notes and the 2028 notes, respectively. Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of 0.150%, 0.200% and 0.250% of the principal amount of the 2021 notes, the 2024 notes and the 2028 notes, respectively. After the initial offering of the notes, the underwriters may from time to time vary the offering pricing and other selling terms.

The obligations of the underwriters, including their agreement to purchase the notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters under the agreement may be increased or the offering of notes may be terminated.

The notes will be a new issue of securities for which currently there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount recovered by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount will be approximately $3 million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, trust or investment management transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Furthermore, affiliates of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC provided us with the Commitment Letter relating to the Bridge Facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain of these underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Each person in a Member State of the EEA to whom any offer of the notes is made or who receives any communication in respect of, or who initially acquires any notes under, the offer to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available will be deemed to have represented, warranted and agreed to and with the underwriters and us that they and any person on whose behalf they acquire notes as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Directive, is: (i) a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (ii) not a “retail investor” as defined above.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FSMA (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus:

•	do not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

have not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and do not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

do not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or “Exempt Investors,” available under section 708 of the Corporations Act.

The notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of notes under this prospectus supplement and the accompanying prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the notes you undertake to us that you will not, for a period of 12 months from the date of issue of the notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement and the accompanying prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement, the accompanying prospectus or any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except (i) where the notes are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) in circumstances which do not result in this prospectus supplement or the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) in circumstances which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the notes is personal to the person to whom this prospectus supplement and the accompanying prospectus have been delivered, and a subscription for the notes will only be accepted from such person. No person to whom a copy of this prospectus supplement or the accompanying prospectus is issued may copy, issue or distribute this prospectus supplement or the accompanying prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)

a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(1)

to an Institutional Investor, or an Accredited Investor or other Relevant Person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer occurs by operation of law.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the notes offered in this prospectus supplement. Dana C. O’Brien, Esq., our Senior Vice President, General Counsel and Assistant Secretary, or Monica Karuturi, Esq., our Vice President and Associate General Counsel, Corporate and Securities, may pass on other legal matters for us. Hunton Andrews Kurth LLP, New York, New York will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vectren Corporation and subsidiary companies as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 14, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

the performance of Enable, the amount of cash distributions we receive from Enable, Enable’s ability to redeem our ENBL Series A Preferred Units in certain circumstances and the value of our interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as:

•

competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable;

•

the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines;

•	the demand for crude oil, natural gas, natural gas liquids and transportation and storage services;

•	environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing;

•	recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable;

•	changes in tax status;

•	access to debt and equity capital; and

•	the availability and prices of raw materials and services for current and future construction projects;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-rate regulated products and services and effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses (including the businesses of Enable), including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

the expected timing, likelihood and benefits of completion of the Vectren Merger, including the timing, receipt and terms and conditions of any required approvals by Vectren’s shareholders and governmental and regulatory agencies or the outcome of shareholder litigation filed against Vectren that could reduce anticipated benefits or cause the parties to delay or abandon the Vectren Merger, as well as the ability to successfully integrate the businesses and realize anticipated benefits, the possibility that long-term financing for the Vectren Merger may not be put in place before the closing of the Vectren Merger or that financing terms may not be as expected and the risk that the credit ratings of the combined company or its subsidiaries may be different from what we expect;

•

tax legislation, including the effects of the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017 (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials on us and Enable;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates;

•	local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	the impact of unplanned facility outages;

•

any direct or indirect effects on our or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences;

•	our ability to invest planned capital and the timely recovery of our investment in capital;

•	our ability to control operation and maintenance costs;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the investment performance of our pension and postretirement benefit plans;

•

commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	changes in rates of inflation;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our and Enable’s risk management and hedging activities, including, but not limited to financial and weather hedges and commodity risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey;

•

our or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of our interests in Enable, if any, whether through our decision to sell all or a portion of the Enable common units we own in the public equity markets or otherwise, subject to certain limitations), which we and Enable cannot assure you will be completed or will have the anticipated benefits to us or Enable;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	the outcome of litigation;

•

the ability of retail electric providers (“REP”), including REP affiliates of NRG Energy, Inc. (“NRG”) and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to us and our subsidiaries;

•

the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy, Incorporated and Reliant Resources, Inc.), a wholly-owned subsidiary of NRG, and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to us, including indemnity obligations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the effective tax rates;

•	the effect of changes in and application of accounting standards and pronouncements; and

•	other factors we discuss in “Risk Factors” beginning on page S-11 of this prospectus supplement.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement, which includes information incorporated by reference (see “Incorporation By Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (excluding information deemed to be furnished and not filed with the SEC), until all the notes offered hereby are sold:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the portions of our definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2018 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018; and

•

our Current Reports on Form 8-K filed February 27, 2018, April 11, 2018, April 23, 2018, April 30, 2018, May 29, 2018, June 18, 2018, June 28, 2018, August 14, 2018, August 16, 2018, August 23, 2018, August 28, 2018, September 24, 2018, October 1, 2018 and October 3, 2018.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

PROSPECTUS

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CENTERPOINT ENERGY, INC.

SENIOR DEBT SECURITIES

JUNIOR SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

STOCK PURCHASE CONTRACTS

EQUITY UNITS

DEPOSITARY SHARES

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The Offering

We may offer from time to time:

•	senior debt securities;

•	junior subordinated debt securities;

•	common stock;

•	preferred stock;

•	stock purchase contracts;

•	equity units; and

•	depositary shares.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “CNP.”

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will file a supplement to this prospectus with the SEC that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus, any prospectus supplement and any communication from us or any underwriter specifying the final terms of a particular offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, purchase contract agent, collateral agent, custodial agent, securities intermediary and paying agent, has not participated in the preparation of this prospectus and assumes no responsibility for its content.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until all the securities are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2017,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018,

•

our Current Reports on Form 8-K filed on February 27, 2018, April 11, 2018, April 23, 2018, April 30, 2018, May 29, 2018, June 18, 2018, June 28, 2018, August 14, 2018, August 16, 2018, August 23, 2018, August 28, 2018 and September 24, 2018 and

•

the description of our common stock contained in our Current Report on Form 8-K filed on April 5, 2013, as amended by our Current Reports on Form 8-K filed on July 30, 2014, December 11, 2015 and February 24, 2017 and Item 9B of our Annual Report on Form 10-K for the year ended December 31, 2015, and we may further update that description from time to time.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

ABOUT CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution facilities and natural gas distribution facilities. As of the date of this prospectus, our indirect, wholly-owned subsidiaries included:

•	CenterPoint Energy Houston Electric, LLC, which engages in the electric transmission and distribution business in the Texas Gulf Coast area that includes the city of Houston, and

•

CenterPoint Energy Resources Corp., which (i) owns and operates natural gas distribution systems in six states and (ii) obtains and offers competitive variable and fixed-price physical natural gas supplies and services primarily to commercial and industrial customers and electric and natural gas utilities in 33 states through its wholly-owned subsidiary, CenterPoint Energy Services, Inc.

As of the date of this prospectus, CenterPoint Energy Midstream, Inc., our direct, wholly-owned subsidiary, owned approximately 54.0% of the common units representing limited partner interests in Enable Midstream Partners LP (Enable), which owns, operates and develops natural gas and crude oil infrastructure assets. CenterPoint Energy Midstream, Inc., as of the date of this prospectus, also owned a 50% management interest and 40% economic interest in Enable’s general partner, Enable GP, LLC. As of the date of this prospectus, we also owned an aggregate of 14,520,000 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units, representing limited partner interests in Enable (“ENBL Series A Preferred Units”).

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words. We use the terms “we” and “our” in this section to mean CenterPoint Energy, Inc. and its subsidiaries.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

the performance of Enable, the amount of cash distributions we receive from Enable, Enable’s ability to redeem the ENBL Series A Preferred Units in certain circumstances and the value of our interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as:

•

competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable;

•

the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines;

•	the demand for crude oil, natural gas, natural gas liquids and transportation and storage services;

•	environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing;

•	recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable;

•	changes in tax status;

•	access to debt and equity capital; and

•	the availability and prices of raw materials and services for current and future construction projects;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-rate regulated products and services and effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•

tax legislation, including the effects of the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017 (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses (including the businesses of Enable), including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials on us and Enable;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates;

•	local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	the impact of unplanned facility outages;

•

any direct or indirect effects on our or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences;

•	our ability to invest planned capital and the timely recovery of our investment in capital;

•	our ability to control operation and maintenance costs;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the investment performance of our pension and postretirement benefit plans;

•

commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	changes in rates of inflation;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our and Enable’s risk management and hedging activities, including, but not limited to financial and weather hedges and commodity risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey;

•

our or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of our interests in Enable, if any, whether through our decision to sell all or a portion of the Enable common units we own in the public equity markets or otherwise, subject to certain limitations), which we and Enable cannot assure you will be completed or will have the anticipated benefits to us or Enable;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	the outcome of litigation;

•

the ability of retail electric providers (“REP”), including REP affiliates of NRG Energy, Inc. (“NRG”) and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to us and our subsidiaries;

•

the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy, Incorporated and Reliant Resources, Inc.), a wholly-owned subsidiary of NRG, and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to us, including indemnity obligations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the effective tax rates;

•	the effect of changes in and application of accounting standards and pronouncements; and

•

other factors we discuss in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017 and in “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the period ended March 31, 2018, which is incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratios of earnings to fixed charges and our historical ratios of earnings to combined fixed charges and preferred stock dividends, in each case for each of the periods indicated. The ratios are calculated pursuant to the applicable rules of the SEC.

	Six Months Ended June 30,	Year Ended December 31,
	2018(1)	2017	2016	2015	2014(2)	2013(2)
Ratio of earnings to fixed charges	1.69	3.70	2.74	2.67	2.79	2.42
Ratio of earnings to combined fixed charges and preferred stock dividends(3)	1.69	3.70	2.74	2.67	2.79	2.42

(1)	We do not believe that the ratio for the six-month period is necessarily indicative of the ratio for the twelve-month period due to the seasonal nature of our business.
(2)

Excluded from the computation of fixed charges for the years ended December 31, 2014, and 2013 is interest expense of $3 million and interest income of $6 million respectively, which is included in income tax expense.

(3)

We had no preferred stock outstanding for any period presented above and, accordingly, our ratios of earnings to combined fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt, and

•	loans or advances to subsidiaries.

Pending any specific application, we may initially invest funds, loan funds to affiliates or apply them to the reduction of short-term indebtedness, commercial paper or debt under our revolving credit facility.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities offered by this prospectus will be CenterPoint Energy’s general unsecured obligations. CenterPoint Energy will issue senior debt securities (“senior debt securities”) under an indenture, dated as of May 19, 2003, between CenterPoint Energy and The Bank of New York Mellon Trust Company, National Association (successor in trust to JPMorgan Chase Bank), as trustee (as supplemented from time to time, the “senior indenture”) and junior subordinated debt securities (“junior subordinated debt securities”) under a separate indenture to be entered into between us and The Bank of New York Mellon Trust Company, National Association, as trustee (as supplemented from time to time, the “junior subordinated indenture”). We will refer to the senior indenture and the junior subordinated indenture together as the “indentures,” and each as an

“indenture.” The indentures will be substantially identical, except for provisions relating to subordination and covenants. We have filed, through incorporation by reference, the senior indenture and a form of the junior subordinated indenture as exhibits to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this description of our debt securities, unless otherwise indicated, are references to section numbers of the indentures.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our senior debt securities or junior subordinated debt securities.

Provisions Applicable to Each Indenture

General. We may issue debt securities from time to time in one or more series under the applicable indenture. There is no limitation on the amount of debt securities we may issue under either indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939 (Trust Indenture Act).

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms. We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities are senior debt securities or junior subordinated debt securities,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, the basis for calculating interest if other than a 360-day year of twelve 30-day months and any right to extend or defer interest payments and the duration of such extension or deferral,

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars ($),

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•

the percentage of the principal amount at which the debt securities will be issued and the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•

any variation of the defeasance and covenant defeasance sections of the applicable indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•

any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the applicable indenture,

•	any additions or changes to the applicable indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	with respect to the junior subordinated indenture, any changes to the subordination provisions for the junior subordinated debt securities, and

•	any other terms of the debt securities consistent with the applicable indenture. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer. We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•

to register the transfer or exchange of any debt security of that series if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Book-entry. We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Payment and Paying Agents. Under both indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants. We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets. Under both indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•

the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

•	the successor person expressly assumes our obligations with respect to the debt securities and the applicable indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

•	we have delivered to the trustee the certificates and opinions required under the applicable indenture. (Section 801)

As used in the indenture, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under each indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due, including at maturity or upon redemption or acceleration,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment, when due, relating to that series,

•

our failure to perform, or our breach in any material respect of, any other covenant or warranty in the applicable indenture, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the applicable indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. To declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the sixth bullet point above that applies to all outstanding debt securities under the applicable indenture occurs. If one of the events of default described in the fifth bullet point above occurs with respect to the debt securities of any series, the debt securities of that series then outstanding under the applicable indenture will be due and payable immediately. If any of the events of default described in the sixth bullet point above that apply to all outstanding debt securities under an indenture occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding under the applicable indenture, treated as one class, may declare the principal amount of all of the debt securities then outstanding under such indenture to be due and payable immediately. To declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the trustee under the applicable indenture, and

•

all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the trustee will have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the applicable indenture if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the applicable indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver. We may enter into one or more supplemental indentures to either indenture with the trustee without the consent of the holders of the debt securities to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provision of the applicable indenture to the extent necessary to issue debt securities in bearer form,

•

add to, change or eliminate any provision of the applicable indenture applying to one or more series of debt securities, including, for the junior subordinated indenture, the subordination provisions, provided that if such action adversely affects the interests of any holder of any series of debt securities issued thereunder, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the applicable indenture,

•	establish the form or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

•

correct any ambiguity, defect or inconsistency under the applicable indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•

supplement any provisions of the applicable indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•

add, change or eliminate any provisions of the applicable indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities issued thereunder. (Section 901)

We may enter into one or more supplemental indentures to either indenture with the trustee to add to, change or eliminate provisions of such indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the applicable indenture,

•	reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any debt security,

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the applicable indenture, for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults,

•

makes certain modifications to the provisions for modification of the applicable indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such charge,

•	in the case of the junior subordinated indenture, modifies the subordination provisions in a manner adverse to the holders of the junior subordinated debt securities,

•

makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

In addition, we may not modify the subordination provisions of any outstanding junior subordinated debt securities without the consent of each holder of our senior debt that would be adversely affected thereby. The term “senior debt” is defined below under “— Provisions Applicable Solely to Junior Subordinated Debt Securities — Subordination.”

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the applicable indenture with respect to such series. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•

waive any covenants and provisions of the applicable indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

To determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the applicable indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under either indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of both indentures, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. (Section 104)

Satisfaction and Discharge. We may discharge our obligations under either indenture while debt securities remain outstanding if (1) all outstanding debt securities issued under the applicable indenture have become due and payable, (2) all outstanding debt securities issued under the applicable indenture will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the applicable indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the applicable indenture on the date of their scheduled maturity or the scheduled date of redemption and we have paid all other sums payable under the applicable indenture.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

If we effect legal defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Notices. Holders will receive notices by mail at their addresses as they appear in the security register or as otherwise specified in the applicable indenture. (Section 106)

Title. We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law. New York law will govern both indentures and the debt securities. (Section 112)

Regarding the Trustee. As of June 30, 2018, the trustee served as trustee for $0.6 billion aggregate principal amount of our debt securities and $118 million aggregate principal amount of pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of some of our subsidiaries. We and our affiliates maintain brokerage and other relationships with the trustee and its affiliates in the normal course of business.

If an event of default occurs under either indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the applicable indenture at the request of any of the holders of any debt securities issued under such indenture only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the applicable indenture. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

Provisions Applicable Solely to Senior Debt Securities

Ranking. Our senior debt securities will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

Provisions Applicable Solely to Junior Subordinated Debt Securities

Subordination. The junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated indenture, to all of our senior indebtedness, as defined in the junior subordinated indenture.

Unless we inform you otherwise in a prospectus supplement, “senior indebtedness” means:

•

all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing on the date of the junior subordinated indenture or subsequently created, incurred or assumed, and

•	all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind.

Notwithstanding the foregoing, “senior indebtedness” excludes (i) our indebtedness to our subsidiaries, (ii) trade accounts payable and accrued liabilities arising in the ordinary course of business and (iii) the junior subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate, or not superior, in right of payment to the junior subordinated debt securities. “Senior indebtedness” includes, as of June 30, 2018, $828 million of our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029.

We will describe additional provisions of our junior subordinated debt securities in a prospectus supplement applicable to the particular series of junior subordinated debt securities.

Defeasance. Upon the effectiveness of any defeasance or covenant defeasance permitted with respect to our junior subordinated securities, the junior subordinated debt securities then outstanding shall cease to be subordinated. See “— Provisions Applicable to Both Indentures — Defeasance.”

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our restated articles of incorporation and third amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of June 30, 2018, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 431,547,782 shares were outstanding, excluding 166 shares held as treasury stock, and

•	20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding.

On August 22, 2018, we issued 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, at a price to the public of $1,000 per share.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, at a specified time before we file our definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights. If we are liquidated, terminated or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar. Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The prospectus supplement relating to any series of preferred stock will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it. The prospectus supplement for any offering of preferred stock will include some or all of the following terms:

•	the title of the preferred stock,

•	the maximum number of shares of the series,

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

•	any liquidation preference,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock,

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity,

•	any voting rights, and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors. The number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Except for voting rights as may be provided to holders of preferred stock, at each annual meeting of shareholders, all directors are elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

No director may be removed except for cause, and, subject to the voting rights expressly conferred to the holders of our preferred stock, directors may be removed for cause only by the holders of at least a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares of our capital stock outstanding and entitled to vote.

Modification of Articles of Incorporation. In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “— Election and Removal of Directors” and “— Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under “— Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions. Our bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice in proper written form to our secretary of the nomination or proposal along with evidence of:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver the notice:

•

in connection with an annual meeting of shareholders, not less than 90 days nor more than 180 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of shareholders, not earlier than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

•	in connection with the nomination of director candidates at a special meeting of shareholders, generally not less than 40 days nor more than 60 days prior to the date of the special meeting.

To submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In addition to the director nomination provisions described above, our bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who have owned 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders, director candidates constituting up to 20% of our board of directors or two directors, whichever is greater, provided that the shareholder (or group) and each nominee satisfy the eligibility requirements specified in our bylaws. An eligible shareholder (or group) proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held. In addition an eligible shareholder (or group) may include a written statement of not more than 500 words supporting the candidacy of such shareholder nominee. The complete proxy access provision for director nominations are set forth in our bylaws.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise properly brought and made in proper written form before the meeting by or at the direction of the Chairman of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of a director’s duties, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code (“TBOC”). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the TBOC. That section prohibits Texas public corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by such prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC or otherwise incorporated by reference in our previous filings each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank, trust company or other institution that is selected by us, which we refer to as the “depositary.” Each owner of a depository share will be entitled to all the designations, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

•	the material terms of the depositary shares and of the underlying preferred stock,

•	the identity of the depositary and the material terms of the depositary agreement,

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares, and

•	any applicable material United States federal income tax considerations.

HOLDING COMPANY STRUCTURE

We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the debt securities. In addition, the debt securities will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common stock sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common stock. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

Each series of offered securities will be a new issue, and other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Dana C. O’Brien, Esq., our Senior Vice President, General Counsel and Assistant Secretary, or Monica Karuturi, Esq., our Vice President and Associate General Counsel, Corporate and Securities, may pass upon other legal matters for us. Each of Mses. O’Brien and Karuturi is the beneficial owner of less than 1% of our common stock. Any underwriters will be advised regarding issues relating to any offering by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from CenterPoint Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vectren Corporation and subsidiary companies as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the related financial statement schedule, incorporated in this Prospectus by reference from the Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 14, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$1,500,000,000

CENTERPOINT ENERGY, INC.

$500,000,000 3.60% Senior Notes due 2021

$500,000,000 3.85% Senior Notes due 2024

$500,000,000 4.25% Senior Notes due 2028

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC

Morgan Stanley

Mizuho Securities

MUFG

RBC Capital Markets

PNC Capital Markets LLC

Regions Securities LLC

TD Securities

US Bancorp

Senior Co-Managers

BNY Mellon Capital Markets, LLC

Comerica Securities

Co-Managers

Guggenheim Securities

Loop Capital Markets

October 3, 2018